SECURITIES AND EXCHANGE COMMISSION

__________________________________

AMENDMENT NO. 1 TO FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

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SOMERSET INTERNATIONAL GROUP, INC.

(Exact Name of Small Business Issuer in its Charter)

DELAWARE		13-27956-75
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

90 Washington Valley Road

Bedminster, New Jersey 07921

(908) 719-8909

(Address and Telephone Number of Registrant’s Principal

Executive Offices and Principal Place of Business)

John X. Adiletta

90 Washington Valley Road

Bedminster, New Jersey 07921

(908) 719-8909

(Name, Address and Telephone Number of Agent for Service)

Copies of communications to:

GREGG E. JACLIN, ESQ.

ANSLOW & JACLIN, LLP

195 Route 9 South, Suite 204

Manalapan, NJ 07726

TELEPHONE NO.: (732) 409-1212

FACSIMILE NO.: (732) 577-1188

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_| If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock, par value $0.001	11,496,738	$.20	$2,299,347.60	$270.63

(1)

Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) based on the average of the bid and asked price of the common stock on the over-the-counter electronic bulletin board maintained by the National Association of Securities Dealers on September 9, 2005.

(2)	Represents the average closing bid price of our common stock as of September 9, 2005.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED OCTOBER 31, 2005

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

SOMERSET INTERNATIONAL GROUP, INC.

11,496,738 SHARES

COMMON STOCK

This is an offering of a total of 11,496,738 shares of our common stock, par value $.001 by the individuals who are named under the caption “Selling Stockholders.” These shares represent stock currently held by these selling stockholders as well as shares issuable under convertible notes, warrants and payments of dividends. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

The selling stockholders may offer and sell the shares of our common stock from time to time directly, or through underwriters, in the over-the-counter market, in negotiated transactions, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Prior to this offering, our common stock, also known as the “securities”, is traded on the OTC Electronic Bulletin Board under the symbol “SOSI.”

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Our common stock is a penny stock; therefore, trading in our securities is subject to penny stock considerations. Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules.

The Date Of This Prospectus Is: OCTOBER 31, 2005

i

ABOUT OUR COMPANY

Somerset International Group, Inc. (“Somerset”) was incorporated under the laws of the State of Delaware in 1968 and commenced operations in 1972. Effective December 31, 2001, we ceased conducting operations. The decision to cease operations was made prior to the year end after our two principal customers, who accounted for substantially all of our sales, canceled all orders for products in the foreseeable future and based upon the general decline in electronics manufacturing activity. Thus, our management decided to terminate all operations. Our current activity is the acquisition of profitable and near term profitable private small and medium sized businesses that provide proprietary security products and solutions for people and enterprises – from personal safety to information security - and maximizing the profitability of our acquired entities and to act as a holding company for such entities.

On December 31, 2003, J.R.S. Holdings LLC (J.R.S), our principal shareholder, and Somerset International Group, Inc., a New Jersey Corporation (Somerset-NJ) signed a Stock Purchase Agreement whereby J.R.S would sell 526,250 shares of pre-reverse split Common Stock, 12,000,000 shares of pre-reverse split Class A Common Stock and 1,000,000 shares of its then pre-reverse split Series A Preferred Stock to Somerset-NJ. These shares, after conversion to all Common Stock and reflective of the 21:1 reverse stock split in April 2004, equaled 644,017 shares. This transaction closed in escrow on January 22, 2004, with the condition to closing that we filed Form 10KSB for the fiscal year ending December 31, 2003. J.R.S. retained 2,381 Common Shares (after the reverse split), representing .2 percent of the then outstanding common shares and Somerset became our controlling shareholder, owning approximately 62 percent of our outstanding shares, as we filed the Form 10KSB and the shares were released from escrow.

On February 27, 2004, the Board of Directors authorized us to enter into an Agreement and Plan of Merger (“Agreement”) with Somerset-NJ. Pursuant to such Agreement, Somerset-NJ would merge into us and we would be the surviving entity and the shareholders of Somerset-NJ would receive shares of our common stock. In April 2004, Somerset-New Jersey converted its Class A Common Stock and Series A Preferred Stock into an equal number of shares of our Common Stock. We then effected a 21 to 1 reverse stock split of all of our common shares.

On July 1, 2004, we completed the merger with Somerset-NJ. Pursuant to the Agreement, the shareholders of Somerset-NJ were issued a total of four million sixty-three thousand eight hundred eighty-four shares (4,063,884) of our Common Stock representing the value of services provided during 2004 by Somerset-NJ on our behalf and which were valued at $609,583, namely securing letters of intent for the Company, finding acquisition targets, and assisting in upgrading the Company from the pink sheets to the Over The Counter Bulletin Board. Somerset-NJ has the strategic objective of acquiring profitable and near term profitable private small and medium sized businesses and maximizing the profitability of its acquired entities.

On July 7, 2004, we entered into an Agreement and Plan of Merger with Secure Systems, Inc., a New Jersey corporation which provides wireless security products and services. The closing was subject to a financing of five hundred thousand dollars ($500,000) to provide working capital to the merged company. In addition, we agreed to issue three million four dollars ($3,000,004) of Redeemable Convertible Preferred Stock to the shareholders of the wireless company and assume five hundred five thousand dollars ($505,000) of existing indebtedness. The financing for this transaction was completed on March 11, 2005, and therefore, the merger closed on March 11, 2005.

Secure Systems, Inc. (“Secure” or “SSI”) is a provider of wireless security products which was organized in 1991 to provide personal security systems to campus and other facility environments. SSI designs, manufactures, installs, and maintains these personal duress security systems. Secure’s primary markets include college and university campuses as well as mental health facilities, housing developments, and other locales where high traffic and crime potential exist.

We are not a blank check company as defined in Rule 419 since we have conducted operating activities and have taken affirmative steps in the operation of our business activities. Although part of our business plan is to acquire other entities, we are not a blank check company since we currently have no intention to merge with another entity and undertake a change in control. Specifically, Secure Systems, Inc. our wholly owned subsidiary, has been operating since 1991 and had over $2,000,000 in revenues for the year ended December 31, 2004. We generate revenues from consulting services rendered to Secure Systems as well as other companies that we may acquire in the future. John X. Adiletta, our sole officer and director, intends to maintain his ownership interest and positions with us after we have acquired other entities. In addition, Mr. Adiletta has an employment agreement with us which expires on December 31, 2009 in which he receives a bonus of five percent (5%) of our earnings before interest, depreciation, and amortization based on our audited consolidated results.

Our executive office is located at 90 Washington Valley Road, Bedminster, New Jersey, 07921. Our telephone number is (908)719-8909.

Terms of the Offering

This is an offering of a total of 11,496,738 shares of our common stock, par value $.001 by the individuals who are named under the caption “Selling Stockholders.” These shares represent some shares issued and outstanding and shares to be issued pursuant to convertible notes, warrants, and payments of outstanding dividends. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

The selling stockholders may offer and sell the shares of our common stock from time to time directly, or through underwriters, in the over-the-counter market, in negotiated transactions, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Prior to this offering, our common stock, also known as the “securities”, is traded on the OTC Electronic Bulletin Board under the symbol “SOSI.”

Summary Financial Data

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis or Plan of Operation” and the Financial Statements and Notes thereto, included elsewhere in this Prospectus. The statement of operations data and balance sheet data for the fiscal years ended December 31, 2004 and December 31, 2003 are derived from our audited financial statements. The statement of operations data and balance sheet data for the six months ended June 30, 2005 and 2004 are derived from our unaudited financial statements.

	6 months ended June 30, 2005 (unaudited)	6 months ended June 30, 2004 (unaudited)	Year Ended December 31, 2004	Year Ended December 31, 2003
STATEMENT OF OPERATIONS

Revenues	$617, 100	$0	$1,000	$0.00
Total Operating Expenses	922,042	40,439	1,163,475	17,545
Net Loss	(287,356)	(44,582)	(1,221,778)	(932)
Accumulated Deficit	(26,924,582)	(25,095,031)	(26,397,227)	(25,050,449)

	June 30, 2005 (unaudited)	December 31, 2004	December 31, 2003
BALANCE SHEET DATA

Cash	$11,646	$115	$5,698
Total Assets	4,192,219	115	5,698
Total Liabilities	1,975,619	500,512	2,400
Stockholders’ Equity (Deficiency)	(1,023,404)	(500,397)	3,298

WHERE YOU CAN FIND US

Our corporate offices are located at 90 Washington Valley Road, Bedminster, New Jersey 07921. Our telephone number is (908) 719-8909.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Please note that throughout this prospectus, the words “we”, “our” or “us” refer to the Company and not to the selling stockholders.

We have a limited operating history that you can use to evaluate us, and the likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company.

Although we were incorporated in Delaware in 1968, we ceased conducting operations on December 31, 2001 and, effective January 1, 2002, shifted our focus to searching for opportunities to maximize the value of its tangible and intangible assets. Until we completed the acquisition of Secure Systems on March 11, 2005, we had no significant assets, financial resources and limited revenues

The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company starting a new business enterprise and the highly competitive environment in which we will operate. Since we have a limited operating history in our current business, we cannot assure you that our business will be profitable or that we will ever generate sufficient revenues to meet our expenses and support our anticipated activities.

Our auditor has expressed substantial doubt as to our ability to continue as a going concern.

Based on our financial history since inception, our auditor has expressed substantial doubt as to our ability to continue as a going concern. Although we were incorporated in Delaware in 1968, we ceased conducting operations on December 31, 2001 and, effective January 1, 2002, shifted our focus to searching for opportunities to maximize the value of its tangible and intangible assets. Until we completed the acquisition of Secure Systems on March 11, 2005, we had no significant assets, financial resources and limited revenues. We have only generated $617,100 in revenues for the six months ended June 30, 2005. As of June 30, 2005, we have incurred a net loss of $287,356, and an accumulated deficit of $26,924,582. If we cannot generate sufficient revenues from our services, we may not be able to implement our business plan and may be forced to cease our business activities.

We will require financing to achieve our current business strategy and our inability to obtain such financing could prohibit us from executing our business plan and cause us to slow down our expansion of operations.

Our current business strategy is the acquisition of profitable and near term profitable private small and medium sized businesses. We will need to raise additional funds through public or private debt or sale of equity to achieve our goal of acquiring such entities. Such financing may not be available when needed. Even if such financing is available, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. Our capital requirements to implement our business strategy will be significant. In addition, we anticipate requiring additional funds in order to significantly expand our operations and acquire the operating entities as set forth in our plan of operations. No assurance can be given that such funds will be available or, if available, will be on commercially reasonable terms satisfactory to us. There can be no assurance that we will be able to obtain financing if and when it is needed on terms we deem acceptable.

If we are unable to obtain financing on reasonable terms, we could be forced to delay or scale back our plans for expansion. In addition, such inability to obtain financing on reasonable terms could have a material adverse effect on our business, operating results, or financial condition.

We may not be able to identify, finance or integrate suitable businesses to acquire. This would impair our ability to execute our business plan for growth and remain competitive.

A key element of our longer term business strategy is to diversify our business and product lines through acquisitions of independent services providers. Because we do not have extensive cash resources or an acquisitions line of credit available to us, it may be difficult for us to grow because we cannot pay for or finance our expansion. If we do not make acquisitions on economically acceptable terms and integrate acquired businesses successfully, our future growth and financial performance will be limited.

The success of our growth strategy will also depend on numerous other contingencies beyond our control, including national and regional economic conditions, interest rates, competition, changes in regulation or technology and our ability to attract and retain skilled employees. As a result, we cannot assure investors that our growth and business strategies will prove effective or that we will achieve our goals.

Our future success is dependent, in part, on the performance and continued service of John X. Adiletta, our sole officer and director. Without his continued service, we may be forced to interrupt or eventually cease our operations.

We are presently dependent to a great extent upon the experience, abilities and continued services of John X. Adiletta, our sole officer and director. The loss of his services could have a material adverse effect on our business, financial condition or results of operation. We have entered into an employment agreement with Mr. Adiletta for his services but our operations would be severely curtailed if he is not able to continue his employment with us for any reason.

John X. Adiletta’s significant holdings of our common stock may prevent you from causing a change in the course of our operations and may affect the price of our common stock.

John X. Adiletta beneficially owns approximately 42.92% of our common stock. Accordingly, he will have significant control over election of our entire board of directors, and all matters that require a stockholder vote (such as mergers, acquisitions and other business combinations) and exercise a significant amount of influence over our management and operations. Therefore, your ability to cause a change in the course of our operations is minimized. As such, the value attributable to the right to vote is limited. This concentration of ownership could result in a reduction in value to the common shares you own because of the ineffective voting power, and could have the effect of preventing us from undergoing a change of control in the future.

Our success depends upon our ability to attract and hire key personnel. Our inability to hire qualified individuals will negatively affect our business, and we will not be able to implement or expand our business plan.

Our business is greatly dependent on our ability to attract key personnel. We will need to attract, develop, motivate and retain highly skilled professional employees. Competition for qualified personnel is intense and we may not be able to hire or retain qualified personnel. If we are unable to retain such employees, we will not be able to implement or expand our business plan.

Our success depends upon our ability to identify and acquire profitable and near term profitable private small and medium sized businesses and maximizing the profitability of its acquired entities. Our inability to identify and acquire such businesses will negatively affect the Company, and we will not be able to implement or expand our business plan.

Our business is greatly dependent on our ability to identify and acquire profitable and near term profitable private small and medium sized businesses and to maximize the profitability of such companies. We will need to research and seek such opportunities and will need to perform due diligence once a target acquisition is identified. Further, once we have acquired a business we will need to manage the operations in such a way to ensure continued profitability. If we are unable to identify, acquire, and maximize the profitability of such companies, we will not be able to implement or expand our business plan.

The selling security holder shares are being registered for resale in this registration statement and the sale of such shares can have a negative effect on the market price of our common stock.

The sale of shares can have a negative impact on the price of our common stock. No predictions can be made as to the effect, if any, that sales of our shares by the selling security holder shares being registered will have on the market price of our common stock. Nevertheless, sales of substantial amounts of our common stock, or the perception that such sales may occur, could reduce our market price.

Although there is a public market, it is possible that the market price of our common stock will be subject to wide fluctuations.

Although our common stock is listed on the OTC Electronic Bulletin Board, prior to this offering there has been a limited public market for our common stock, and there can be no assurance that any active trading market will develop or, if any such market develops, that it will be sustained. In the event our operating results fall below the expectations of public market analysts and investors, the market price of our common stock would likely be materially negatively affected. Additionally, our quarterly operating results or other developments affecting us, such as announcements by us or our competitors regarding acquisitions or dispositions, new procedures or technology, changes in general conditions in the economy, and general market conditions could cause the market price of our common stock to fluctuate substantially. The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies’ securities and have often been unrelated to the operating performance of these companies.

Our common stock is considered a penny stock, which is subject to restrictions on marketability, so you may not be able to sell your shares.

Our common stock is tradable on the OTC Bulletin Board and is subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our shares of common stock are currently traded on the OTC Electronic Bulletin Board under the symbol “SOSI”. There is no assurance that an active trading market will develop which will provide liquidity for our existing shareholders or for persons who may acquire common stock through the exercise of any options.

The reported high and low bid prices for our common stock are shown below for each quarter since the company was re-approved to trade on the OTC Electronic Bulletin Board in the fourth quarter of 2004. The following table sets forth, for the periods indicated, the range of high and low closing bid prices for the Company’s common stock through June 30, 2005 and as available through electronic trading services subsequent to such date.

Common Stock Bid
Fiscal Quarter	High	Low
December 31, 2004	.55	.001
March 31, 2005	.361	.22
June 30, 2005	.40	.20

The above quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Holders of Our Common Stock

As of the date of this registration statement, we have approximately 567 shareholders.

Rule 144 Shares

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company’s common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed 1% of the number of shares of the company’s common stock then outstanding which, in our case, would equal approximately 53,355 shares as of the date of this prospectus.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company. Under Rule 144(k), a person who is not one of the company’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

In connection with our private placement memorandum dated January, 2005, we agreed to register both the shares of common stock issued pursuant to the offering as well as the shares of common stock underlying the convertible secured notes. We are bearing the costs and expenses of registration, including counsel for the holders of the Note(s) in the sale and we are providing customary indemnities and will enter into other customary arrangements in connection with this registration.

PENNY STOCK CONSIDERATIONS

Our common stock is a penny stock; therefore, trading in our securities is subject to penny stock considerations. Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

SELLING SHAREHOLDERS

The 11,496,738 shares being offered consist of 4,299,408 shares already issued and outstanding and an additional 7,197,330 shares issuable under our outstanding convertible notes, warrants and agreements to issue shares in lieu of dividends on the convertible redeemable preferred stock.

The 4,299,408 shares issued and outstanding are held by 22 shareholders. Such shareholders include the 11 holders of a total of 524,000 shares sold in our Regulation D Rule 506 offerings in January 2005 and March 2005. This amount also includes a total of 63,750 shares issued to 3 shareholders for services rendered in 2005 as well as 2 shareholders who received a total of 200,000 shares pursuant to a convertible promissory note in 2004. In addition, included in that amount are two individuals who received a total of 463,883 shares pursuant to our merger agreement with Somerset-NJ completed in July 1, 2004. Also included in that amount are 2 shareholders who received a total of 325,000 shares pursuant to stock purchase agreements in 2005, and one shareholder who converted his 12,623 shares of Series A Redeemable Convertible Preferred Stock issued in connection with our acquisition of SSI into 12, 623 shares of common stock on October 26, 2005. We are also registering a total of 2,000,000 shares of our common stock held by John Adiletta, our sole officer and director as well as 710,152 shares of our common stock held by Paul Patrizio, our former Chief Financial Officer and Secretary.

The additional 7,209,949 shares being registered consist of 1,500,000 shares of common stock to be issued pursuant to convertible secured notes issued in 2004; 2,096,000 shares of common stock to be issued pursuant to convertible secured notes sold in our Regulation D Rule 506 offerings in January 2005 and March 2005; 2,987,381 shares of common stock to be issued pursuant to the terms of our Series A Redeemable Convertible Preferred Stock which was issued in connection with our acquisition of SSI; 543,945 shares of common stock as payment of dividends through July 7, 2007 and interest on the convertible redeemable preferred stock; and 70,000 shares of common stock to be issued pursuant to warrants held by our warrant holders.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of October 31, 2005 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Name of selling stockholder	Shares of common stock owned prior to offering	Shares of common stock to be sold	Shares of common stock owned after offering	Percent of common stock owned after offering (1)
ADILETTA, JOHN X. (2)	2,289,848	2,000,000	289,848	2.31%
ANSLOW & JACLIN (3)	60,000	60,000	0	0
BERRY, GEORGE & MARY LOU (4)	406,388	1,106,388	0	0
COHEN, ALAN R. (5)	54,000	270,000	0	0
EMANUEL, JOSHUA (6)	50,000	250,000	0	0
ENGLER, MONTE AND MANNION, JOAN (7)	50,000	250,000	0	0
FARLEY, WILLIAM F. (8)	150,000	750,000	0	0
FELLIG, THOMAS (9)	125,000	150,000	0	0
GLOBERMAN, RANDA (10)	10,000	50,000	0	0
HARRIS, WALTER L. & GAIL B. (11)	10,000	50,000	0	0
HARRY, ROY (12)	100,000	500,000	0	0
HUDSON VALLEY CAPITAL MANAGEMENT, INC. (13)	20,000	100,000	0	0
MCCLURE, WILLIAM (14)	57,495	57,495	0	0
PATRIZIO, PAUL (15)	1,000,000	710,152	289,848	2.31%
PETER RENZULLI FAMILY TRUST (16)	1,250	1,250	0	0
RAPPLEYEA, RAYMOND & RICHARD (17)	50,000	250,000	0	0
REAL PATH, INC. (18)	20,000	100,000	0	0
RICHARD M. LILLY REVOCABLE TRUST (19)	200,000	240,000	0	0
SHORELIGHT PARTNERS (20)	0	5,000	0	0
STELLA, RICHARD R. (21)	110,000	550,000	0	0
THE WOODLAND GROUP, INC. (22)	2,500	2,500	0	0
WOOLDRIDGE, IDA ROOS (23)	100,000	500,000	0	0
ABRAHAM, ANDREW (24)	0	6,271	0	0
ARMSTRONG,JOHN (24)	0	4,101	0	0
BAILEY, NANCY (24)	0	2,686	0	0
CONKLIN, RICHARD (24)	0	35,353	0	0
CORDERMAN, DAVID (24)	0	15,526	0	0
COSENTINO, CYNTHIA (24)	0	1,641	0	0
COSENTINO, LINDA (24)	0	6,152	0	0
COSENTINO, SCOTT (24)	0	1,476	0	0
DiCORCIA, JOSEPH (24)	0	106	0	0
DRISCOLL, JUDE (24)	0	3,373	0	0

EDWARDS, ROBERT/BARBARA (24)	0	28,709	0	0
E-J TECHNICAL SERVICES, INC. (24)(25)	0	41,013	0	0
FARLEY, WILLIAM (24)	0	1,415,860	0	0
FELDMAN, ALAN (24)	0	7,471	0	0
FLEISHMAN, HARRIS (24)	0	1,007	0	0
FREEMAN, ANDREW (24)	0	1,567	0	0
FREEMAN, PETER (24)	0	3,889	0	0
FRIEDMAN, FRANCIS (24)	0	843	0	0
GLAZER, DANA (24)	0	984	0	0
GLAZER, DAVID (24)	0	984	0	0
GLAZER, RICHARD (24)	0	6,890	0	0
GOLDMAN, GARY (24)	0	1,007	0	0
GOTTESMAN PARTNERSHIP (24) (26)	0	2,204	0	0
KAVATHAS, CHRISTOS (24)	0	422	0	0
KEATING, JAMES (24)	0	1,299	0	0
KUHNS, WILLIAM (24)	0	7,421	0	0
LAPARRE, DEBORAH (24)	0	2,126	0	0
LAPARRE, DEBORAH A. (24)	0	1,025	0	0
LAPPIN, RICHARD (24)	12,623	14,912	0	0
LATTANZIO, GREGORY (24)	0	813	0	0
LAWSON, ARIELLE (24)	0	14,761	0	0
LAWSON, ELIENNE (24)	0	4,507	0	0
LAWSON, GREGORY (24)	0	367,951	0	0
LEONE, JOSEPH (24)	0	3,337	0	0
LUBIN, GERALD (24)	0	20,506	0	0
LUSTGARTEN, ELI (24)	0	23,400	0	0
MAXSON, HAROLD (24)	0	20,999	0	0
MELONE, JOHN (24)	0	14,765	0	0
MORRISON, DOUGLAS (24)	0	227,950	0	0
NICOLOSI, WILLIAM (24)	0	8,203	0	0
NORDBERG CAPITAL, INC. (24) (27)	0	125	0	0
PALATNEK, ARNOLD (24)	0	105	0	0
PALMER, DAVID (24)	0	6,280	0	0
PERLMAN, DEBORAH (24)	0	984	0	0
PIERCE, JESSICA M. (24)	0	30,760	0	0
POTTERTON, DANIEL (24)	0	671	0	0
REINER, MICHAEL (24)	0	88,954	0	0
ROGERS, KEN (24)	0	765	0	0
ROMAN, MARIE (24)	0	35,919	0	0
ROMAN, STEPHEN/MARIE (24)	0	352,449	0	0
RUDELLI, RAOUL (24)	0	391	0	0
RUSSIA WIRELESS HOLDINGS LLC (24) (28)	0	41,013	0	0
SEIDENBERG, PETER TRUST (24)	0	984	0	0
SEIDENBERG, TODD TRUST (24)	0	984	0	0
SMITH, PAUL AND LINDA (24)	0	6,152	0	0
STEWART, JOEL (24)	0	7,813	0	0
TRUMBLE, JOHN (24)	0	10,159	0	0
TUREN, EDWARD (24)	0	843	0	0
ULLERY, DONALD (24)	0	34,291	0	0
ULLERY, MICHAEL (24)	0	5,537	0	0
ULLERY, TONI (24)	0	5,537	0	0
VINCI, ALPHONSE (24)	0	6,726	0	0
WELCH, JOHN AND DIANA (24)	0	10,692	0	0
WELLS,DOLORES TRUSTEE (24) (29)	0	8,203	0	0
WOODLAND GROUP (24)	0	283,516	0	0
ZBRANAK, FREDK & MARCELENE (24)	0	20,506	0	0
ZIMMERMAN, KENNETH (24)	0	843	0	0

(1) Based upon 12,532,899 shares to be issued and outstanding after the issuance of all of the shares based upon the outstanding convertible notes, warrants and agreements to issue dividends.

(2) John Adiletta, our officer and director, is registering 2,000,000 of his 2,289,848 shares of our common stock. Mr. Adiletta received 289,848 shares of our common stock on December 31, 2003, pursuant to the Stock Purchase Agreement between J.R.S. and Somerset International Group, Inc., a New Jersey Corporation (Somerset-NJ) controlled by John Adiletta and Paul Patrizio. On July 1, 2004, Mr. Adiletta received 1,800,000 shares of our common stock pursuant to the merger agreement between us and Somerset-NJ whereby the shareholders of Somerset-NJ were issued 4,063,884 shares of our common stock in exchange for all the shares of Somerset-NJ. On October 4, 2004, Mr. Adiletta was issued 200,000 shares of our common stock as accrued compensation for services rendered as our officer and director.

(3) Anslow & Jaclin, LLP received these shares on April 6, 2005 for legal services rendered. The beneficial owners of the stock are Richard Anslow and Gregg Jaclin.

(4) On July 1, 2004, George and Mary Lou Berry received 406,388 shares of our common stock pursuant to the merger agreement between us and Somerset-NJ whereby the shareholders of Somerset-NJ were issued 4,063,884 shares of our common stock in exchange for all the shares of Somerset-NJ. We are registering an additional 700,000 shares underlying a $175,000 promissory note issued to George and Mary Lou Berry on January 5, 2005. This note is convertible into shares of our common stock at a conversion rate of $.25 per share.

(5) On March 11, 2005, Alan Cohen purchased 54,000 units in our private placement for a total purchase price of $54,000. Each unit consisted of one share of our common stock and a $1 promissory note, convertible into shares of our common stock at a conversion rate of $.25 per share. We are registering the 54,000 shares issued to Mr. Cohen and the 216,000 shares underlying the note.

(6) On March 11, 2005, Joshua Emanuel purchased 50,000 units in our private placement for a total purchase price of $50,000. Each unit consisted of one share of our common stock and a $1 promissory note, convertible into shares of our common stock at a conversion rate of $.25 per share. We are registering the 50,000 shares issued to Mr. Emanuel and the 200,000 shares underlying the note.

(7) On March 11, 2005, Monte Engler and Joan Mannion purchased 50,000 units in our private placement for a total purchase price of $50,000. Each unit consisted of one share of our common stock and a $1 promissory note, convertible into shares of our common stock at a conversion rate of $.25 per share. We are registering the 50,000 shares issued to Mr. Engler and Ms. Mannion and the 200,000 shares underlying the note.

(8) On March 11, 2005, William Farley purchased 150,000 units in our private placement for a total purchase price of $150,000. Each unit consisted of one share of our common stock and a $1 promissory note, convertible into shares of our common stock at a conversion rate of $.25 per share. We are registering the 150,000 shares issued to Mr. Farley and the 600,000 shares underlying the note.

(9) We are registering the 125,000 shares of restricted common stock purchased by Thomas Fellig at a purchase price of $.20 per share for a total of $25,000 pursuant to a Stock Purchase Agreement with us dated August 19, 2005. We are also registering the 25,000 shares underlying the Warrant issued to Mr. Fellig pursuant to the terms of the Stock Purchase Agreement.

(10)   On March 11, 2005, Randa Globerman purchased 10,000 units in our private placement for a total purchase price of $10,000. Each unit consisted of one share of our common stock and a $1 promissory note, convertible into shares of our common stock at a conversion rate of $.25 per share. We are registering the 10,000 shares issued to Ms. Globerman and the 40,000 shares underlying the note.

(11) On March 11, 2005, Walter and Gail Harris purchased 10,000 units in our private placement for a total purchase price of $10,000. Each unit consisted of one share of our common stock and a $1 promissory note, convertible into shares of our common stock at a conversion rate of $.25 per share. We are registering the 10,000 shares issued to Mr. and Mrs. Harris and the 40,000 shares underlying the note.

(12) On July 1, 2004, Roy Harry purchased 100,000 units in our private placement for a total purchase price of $100,000. Each unit consisted of one share of our common stock and a $1 promissory note, convertible into shares of our common stock at a conversion rate of $.25 per share. We are registering the 100,000 shares issued to Mr. Harry and the 400,000 shares underlying the note.

(13) On April 4, 2005, Hudson Valley Capital Management, Inc. purchased 20,000 units in our private placement for a total purchase price of $20,000. Each unit consisted of one share of our common stock and a $1 promissory note, convertible into shares of our common stock at a conversion rate of $.25 per share. We are registering the 20,000 shares issued to Hudson Valley Capital Management, Inc and the 80,000 shares underlying the note. The beneficial owners of the stock are Charles W. Doller III and Mark J. Gillis.

(14) We are registering the 57,495 shares of our common stock that William McClure received on July 1, 2004, pursuant to the merger agreement between us and Somerset-NJ whereby the shareholders of Somerset-NJ were issued 4,063,884 shares of our common stock in exchange for all the shares of Somerset-NJ.

(15) Paul Patrizio, our former officer and director, is registering 710,152 of his 1,000,000 shares of our common stock. Mr. Patrizio received 289,848 shares of our common stock on December 31, 2003, pursuant to the Stock Purchase Agreement between J.R.S. and Somerset International Group, Inc., a New Jersey Corporation (Somerset-NJ) controlled by John Adiletta and Paul Patrizio. On July 1, 2004, Mr. Patrizio received 1,800,000 shares of our common stock pursuant to the merger agreement between us and Somerset-NJ whereby the shareholders of Somerset-NJ were issued 4,063,884 shares of our common stock in exchange for all the shares of Somerset-NJ. On October 4, 2004, Mr. Adiletta was issued 200,000 shares of our common stock as accrued compensation for services rendered as our officer and director. On March 10, 2005, Mr. Patrizio agreed to return shares totaling 1,289,848 pursuant to the terms of his resignation as an officer and director of the Company.

(16) We are registering 1,250 shares of our common stock for the Peter Renzulli Family Trust, which received such shares on August 19, 2005 pursuant to consulting services rendered.

(17) On March 11, 2005, Raymond and Richard Rappleyea purchased 50,000 units in our private placement for a total purchase price of $50,000. Each unit consisted of one share of our common stock and a $1 promissory note, convertible into shares of our common stock at a conversion rate of $.25 per share. We are registering the 50,000 shares issued to Mr. Raymond Rappleyea and Mr. Richard Rappleyea and the 200,000 shares underlying the note.

(18) On March 11, 2005, Real Path, Inc. purchased 20,000 units in our private placement for a total purchase price of $20,000. Each unit consisted of one share of our common stock and a $1 promissory note, convertible into shares of our common stock at a conversion rate of $.25 per share. We are registering the 20,000 shares issued to Real Path, Inc. and the 80,000 shares underlying the note. The beneficial owner of the stock is Suzanne Rupert.

(19) We are registering the 125,000 shares of restricted common stock purchased by Richard M. Lilly Revocable Trust at a purchase price of $.20 per share for a total of $25,000 pursuant to a Stock Purchase Agreement with us dated June 30, 2005. We are also registering the 25,000 shares underlying the Warrant issued to Richard M. Lilly Revocable Trust pursuant to the terms of the Stock Purchase Agreement.

(20) We are registering the 5,000 shares underlying the Warrant issued to Shorelight Partners on September 6, 2005. The beneficial owners of the stock are John DeSimone and Jeff Gonzalez.

(21) On March 11, 2005, Richard Stella purchased 10,000 units in our private placement for a total purchase price of $10,000. Each unit consisted of one share of our common stock and a $1 promissory note, convertible into shares of our common stock at a conversion rate of $.25 per share. We are registering the 10,000 shares issued to Mr. Stella and the 40,000 shares underlying the note.

(22) We are registering 2,500 shares of our common stock for The Woodland Group, Inc., which received such shares on April 6, 2005 pursuant to consulting services rendered. The beneficial owners of the stock are Stephen J. Wain and Susan J. Wain.

(23) On March 11, 2005, Ida Roos Wooldridge purchased 100,000 units in our private placement for a total purchase price of $100,000. Each unit consisted of one share of our common stock and a $1 promissory note, convertible into shares of our common stock at a conversion rate of $.25 per share. We are registering the 100,000 shares issued to Ms. Wooldridge and the 400,000 shares underlying the note.

(24) We are registering these shares of common stock underlying the 3,000,004 Redeemable Convertible Preferred Stock that were issued to the shareholders of Secure Systems, Inc. based on the Agreement and Plan of Merger between Secure Systems, Inc. and us dated March 11, 2005. In addition, these shares are based upon 300,000 shares that will be owed as a dividend through September 30, 2005, 63,945 shares that will be owed as a dividend from September 30, 2005 through January 6, 2006 and 180,000 shares that will be owed as a dividend from January 6, 2006 though July 7, 2007.

(25) The beneficial owner of the stock is Anthony Mann.

(26) The beneficial owners of the stock are Bruce Gottesman, Gary Gottesman, Paul Horwitz, Allen Strober, and Robert Brotman.

(27) The beneficial owner of the stock is Gerald Nordberg.

(28) The beneficial owner of the stock is David Lubetzky.

(29) The beneficial owner of the stock is Dolores Wells.

To our knowledge, other than John Adiletta and Paul Patrizio none of the selling shareholders or their beneficial owners:

-	has had a material relationship with us other than as a shareholder at any time within the past three years; or
-	has ever been one of our officers or directors or an officer or director of our predecessors or affiliates
-	are broker-dealers or affiliated with broker-dealers.

Neither John Adiletta nor Paul Patrizio is a broker-dealer or an affiliate of a broker-dealer.

PLAN OF DISTRIBUTION

The shares being offered by the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, will be sold from time to time in one or more transactions, which may involve block transactions:

o	on the Over-the-Counter Bulletin Board or on such other market on which the common stock may from time to time be trading;
o	in privately-negotiated transactions;
o	through the writing of options on the shares;
o	short sales; or
o	any combination thereof.

The sale price to the public may be:

o	the market price prevailing at the time of sale;
o	a price related to such prevailing market price;
o	at negotiated prices; or
o	such other price as the selling stockholders determine from time to time.

The shares may also be sold pursuant to Rule 144 or Regulation S. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling stockholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited form simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $40,000.

LEGAL PROCEEDINGS

There are no legal proceedings pending or threatened against us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our sole executive officer and director and his age as of October 31, 2005 is as follows:

NAME	AGE	POSITION
John X. Adiletta	56	President, Chief Executive Officer, Chief Financial Officer, Secretary and Director

Set forth below is a brief description of the background and business experience of our executive officers and directors.

JOHN X. ADILETTA has been our President, Chief Executive Officer, and a member of our Board of Directors of since February 12, 2004 and was named our Chief Financial Officer and Secretary in March 2005. Mr. Adiletta is a senior executive with over 30 years of multi-functional experience in the telecommunication services, mobile and modular facilities leasing, and vehicle leasing industries. Since 1993, Mr. Adiletta has been a Principal of PCS Management Group, a firm specializing in merger and acquisition transactions. During that period and between March 2000 and July 2002, Mr. Adiletta co-founded and was the Chief Executive Offiecr of Teleservices Group, Inc., a telecommunications services company. Mr. Adiletta currently serves on the Board of Directors of DataWave Systems, Inc., a publicly traded company. He has previous experience as Chief Executive Officer, President, Chief Operating Officer, Principal Financial Officer, and member of the Board of Directors in the telecommunications industry. Mr. Adiletta has been instrumental in setting the strategic direction, assembling a management team, managing all aspects of growth, and representing the businesses to the investment community. He has previously been involved in private and public stock offerings. Mr. Adiletta also has extensive experience in managing multi-unit operations.

Officers and Directors of Subsidiary

The following sets forth the management for Secure. These individuals will remain in their current positions as the management and directors for Secure, our wholly owned subsidiary.

Mark J. Sandrow, President

Mr. Sandrow, age 56, is an executive with broad experience in operational and sales management. Mr. Sandrow is a senior executive with over 30 years of multi-functional experience in the telecommunication services and vehicle leasing industries. Prior to joining Secure, this year, he served for thirteen years as Area Vice President for Idealease, Inc.. Mr. Sandrow holds a BA degree in Business Administration from Temple University.

Douglas Morrison, Director of Engineering and Product Development

Mr. Morrison, age 55, has been a systems engineer for the past 25 years, having unique abilities in hardware and software design in a radio frequency environment. After working as a field engineer with Motorola in the 1970’s, he became Vice President of Engineering at Radiofone Corp. At Radiofone, Mr. Morrison engineered and designed what was to become the largest contiguous radio paging (beeper) system in the U.S., recognized as being a technologically superior system by the industry. By his design of a special interface, Radiofone was able to be the first paging company to offer numeric display paging and his development of a data entry protocol for alphanumeric paging is still in use today. In addition to the Radiofone system, he was involved in the engineering and design of other wide area paging systems and other special design projects.

As Director of Engineering of the Secure since its inception, Mr. Morrison is responsible for the hardware and software design of the Secure’s electronic personal security system.

Donald Ullery, Vice President – Manufacturing

Mr. Ullery, age 69, is a manufacturing executive with over 30 years of production and quality control experience. For fifteen years, Mr. Ullery worked for EAC Industries, a leading manufacturer of military communications systems. His duties and accomplishments included the establishing of manufacturing facilities, expanding their capabilities as demand dictated and streamlining all facets of production for cost effectiveness and quality control. Mr. Ullery, who became Vice President of EAC, also has experience with the design and production of computer driven “smart” private telephone systems and pay telephones.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding common stock as of October 31, 2005, and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature Of Beneficial Owner	Percent of Class

Common	John X. Adiletta c/o 90 Washington Valley Road Bedminster, New Jersey 09721	2,289,848	42.92%

Common	Paul L. Patrizio c/o 90 Washington Valley Road Bedminster, New Jersey 07921	1,000,000	18.74%

Common	George and Mary Lou Berry	406,388	7.62%

Voting	All Directors and Officers as a group	2,289,848	42.92%

The percent of class is based on 5,335,569 shares of common stock issued and outstanding as of October 31, 2005.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 200,000,000 shares of common stock at a par value of $0.001 per share and 100,000,000 shares of preferred stock at a par value of $0.001 per share. There are no provisions in our charter or by-laws that would delay, defer or prevent a change in our control.

Common Stock

As of October 31, 2005, 5,335,569 shares of common stock are issued and outstanding and held by 567 shareholders. We are obligated to issue an 7,197,330 share of our common stock pursuant to our outstanding agreements. Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.

Holders of common stock do not have cumulative voting rights.

Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Although there are no provisions in our charter or by-laws that may delay, defer or prevent a change in control, we are authorized, without shareholder approval, to issue shares of preferred stock that may contain rights or restrictions that could have this effect. Certain provisions of the Delaware General Corporate Law may serve to delay, defer or prevent a change in control of the company.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. However, no cash dividend may be declared and paid or set apart for payment upon our Common Stock until after providing for each class of stock, if any, having preference over the common stock.

In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

As of October 31, 2005, 2,987,381 shares of Series A Convertible Preferred Stock are issued and outstanding and 543,953 shares of Series A Redeemable Convertible Preferred Stock which are reserved for issuance for accrued dividends and interest are held by the previous Secure Systems, Inc. shareholders. Holders of our Series A Convertible Preferred Stock are not entitled to vote at any meeting of the shareholders or by consent given in lieu of a meeting of the shareholders with respect to any matters presented to the stockholders of the Corporation for their action or consideration.

Holders of Series A Convertible Preferred Stock are entitle to receive, out of the assets of the Corporation legally available for the payment of dividends, dividends payable in cash. Dividends shall accrue at a rate equal to (a) at the rate of eight cents ($.08) per share per annum. Dividends upon the Series A Convertible Preferred Stock are cumulative and accrue from the date of original issue. Dividends shall cease to accrue upon the Conversion Date with respect to any shares of Series A Preferred Stock converted. No cash dividend may be declared and paid or set apart for payment upon the Corporation’s Common Stock until any accrued dividend on any outstanding shares of Series A Preferred Stock has been fully paid or declared and set apart for payment.

In the event of our liquidation, dissolution and winding up, the holders of the Series A Preferred Stock shall be entitled to receive in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders, before any amount shall be paid to the holders of common stock, the sum of One Dollar ($1.00) per share, plus any accrued and unpaid dividends.

The holders of shares of Series A Preferred Stock have the right to convert each share of Series A Preferred Stock into that number of fully-paid and nonassessable shares of Common Stock at the Conversion Rate of $1.00 per share.

The holders of shares of Series A Preferred Stock have scheduled and conditional redemption rights. On January 15, 2006 (the “First Redemption Date”), we shall redeem 50% of the shares of Series A Preferred Stock then held by each Registered Holder. On July 15, 2007 (the “Second Redemption Date”), we shall redeem all shares of Series A Preferred Stock then outstanding. In the event that any of the following conditions set forth in the Certificate of Designation occurs and is continuing, and the Holders of a majority of the outstanding Series A Preferred Stock send to us a written demand for redemption, then we shall immediately redeem all of the outstanding Series A Preferred Stock for a redemption price of $1.00 per share of Preferred Stock:

1.	The Corporation shall default in making the full payment due to the Holders on any Redemption Date, and the default shall continue for a period of ten (10) days; or

2.

Secure System, Inc. (“Secure”) shall default in making any payment due to the holders of the Profit Participation Certificates issued with the Series A Preferred Stock, and such default shall continue for a period of ten (10) days after written notice of default is given to the Corporation; or

3.

Any of the representations or warranties made by the Corporation in the Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which the Series A Preferred Stock was issued, or in any agreement, certificate or financial or other written statements heretofore or hereafter furnished by the Corporation in connection with the execution and closing of the Merger Agreement shall be false or misleading in any material respect at the time made; or

4.

The Corporation shall default in complying with any covenant in this Certificate of Designations or in the Merger Agreement or in a Stock Pledge and Escrow Agreement given for the benefit of the Holders of the Series a Preferred Stock (the “Stock Pledge Agreement”), and such default shall continue for a period of thirty (30) days after written notice of the default has been given to the Corporation; or

5.

Secure shall make any payment to the Corporation or to any affiliate of the Corporation or person associated with the Corporation, whether as a dividend, loan, payment in compensation or otherwise, except for payments for services rendered, or for goods sold and delivered for an amount not greater than would be paid for such goods to a third party vendor as evidenced by contemporaneous market price information; or

6.	Secure shall issue any capital stock or securities or other instruments convertible into capital stock or shall grant to any person the right to purchase or otherwise acquire its capital stock; or

7.

A default or an event of default shall have occurred and be continuing for more than thirty (30) days with respect to any Funded Debt in excess of $50,000 in the aggregate owed by the Corporation or by Secure. For purposes hereof, “Funded Debt” means all (a) indebtedness for borrowed money or for the deferred purchase price of property or services (other than trade liabilities and accrued expenses incurred in the ordinary course of business and payable in accordance with customary practices), whether on open account or evidenced by a note, bond, debenture or similar instrument or otherwise, (b) obligations under capital leases, (c) reimbursement obligations for letters of credit, banker’s acceptances or other credit accommodations, (d) contingent obligations and (e) obligations secured by any lien on the Corporation’s property or Secure’s, even if the Corporation or Secure, as applicable, has not assumed such obligations; or

8.

Either the Corporation or Secure shall (A) admit in writing its inability to pay its debts generally as they mature; (B) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (C) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; or

9.

A trustee, liquidator or receiver shall be appointed for either the Corporation or Secure or for a substantial part of its property or business without its consent and shall not be discharged within sixty (60) days after such appointment; or

10.

Any money judgment, writ or warrant of attachment, or similar process in excess of One Hundred Thousand ($100,000) Dollars in the aggregate shall be entered or filed against the Corporation or Secure or any of its properties or other assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of sixty (60) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

11.

Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Corporation or Secure and, if instituted against the Corporation or Secure, shall not be dismissed within sixty (60) days after such institution or the Corporation or Secure shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding; or

Our Board of Directors has the authority, without further action by the shareholders, to issue from time to time the preferred stock in one or more series for such consideration and with such relative rights, privileges, preferences and restrictions that the Board may determine. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could adversely affect the voting power or other rights of the holders of common stock.

Dividends

We have never paid dividends on our common stock and do not anticipate paying such dividends in the foreseeable future. The payment of future cash dividends by us on our common stock will be at the discretion of our Board of Directors and will depend on our earnings, financial condition, cash flows, capital requirements and other considerations as our board of directors may consider relevant. Although dividends are not limited currently by any agreements, it is anticipated that future agreements, if any, with institutional lenders or others may limit our ability to pay dividends on our common stock. Notwithstanding the above, we have agreed to issue dividends to the holders of Series A Preferred Stock as set forth above. We are not statutorily prohibited from paying dividends.

Warrants

As of October 31, 2005, 70,000 warrants have been issued to three warrant holders. The warrant holders are entitled to purchase fully paid and nonassessable shares of the our common stock, $.001 par value per share at a per share purchase price in the following manner: 65,000 exercisable at $.30 if exercised within the twelve months from June 14, 2005, the date of the warrant; $.40 if exercised within 12 months to 24 months from the date of the warrant; and $.50 if exercised within 24 months to 36 months from the date of the warrant. The warrants may be exercised in full or in part (but not of a fractional share) by the holder. In addition, the other 5,000 warrants are exercisable at $.20 per share for a period of five years.

Options

There are no options to purchase our securities outstanding. We may in the future establish an incentive stock option plan for our directors, employees and consultants.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Except for Anslow & Jaclin, LLP, no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee. Anslow & Jaclin, LLP owns a total of 60,000 shares of our common stock which are being registered as part of this registration statement.

The consolidated financial statements as of December 31, 2004 and for the years ended December 31, 2004 and 2003 included in this prospectus and the registration statement have been audited by WithumSmith+Brown, P.C., independent registered public accountants as stated in their report dated March 23, 2005 which includes an explanatory paragraph relating to our ability to continue as a going concern. Such financial statements have been so included in reliance upon the authority of such firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Our director and officer is indemnified as provided by the Delaware Statutes and our Bylaws. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

DESCRIPTION OF BUSINESS

General

Somerset International Group, Inc. (“Somerset”), the registrant, was incorporated under the laws of the State of Delaware in 1968 and commenced operations in 1972. Effective December 31, 2001, Somerset (formerly known as ORS Automation, Inc.) ceased conducting operations. The decision to cease operations was made prior to the year end after our two principal customers, who accounted for substantially all of our sales, canceled all orders for products in the foreseeable future and based upon the general decline in electronics manufacturing activity. Our current activity is the acquisition of profitable and near term profitable private small and medium sized businesses and maximizing the profitability of our acquired entities and to act as a holding company for such entities. On June 15, 2004, we acquired all of the shares of Secure Systems, Inc., a New Jersey corporation which provides wireless security products and services. Our executive office is located at 90 Washington Valley Road, Bedminster, New Jersey, 07921.

Nature of Business

From inception through the fiscal year ended December 31, 2001, we were primarily engaged in the production and sale of computer-based vision products for automatic part alignment, machine guidance, identification, inspection, control of industrial processes and visual sensing systems for use with industrial automation equipment. These products and control systems were sold to machine manufacturers who then incorporated them into machines sold to an end user. The end users were typically automated, high volume electronic circuit and component manufacturers globally located.

Corporate Developments - Somerset Ceases Operations

Due to the nature of our business, which required close working relationships with its customers, Somerset had always depended on a few major customers that could be supported by its engineering department. Our principal customer, which accounted for 69% of sales in 1999 and 73% of sales in the first three quarters of 2000 decided to manufacture in-house the products it was purchasing from us, and canceled substantially all outstanding purchase orders with us. In the third quarter of 2001, Somerset was advised by its remaining major customer and principal shareholder, Affiliated Manufacturers, Inc. (“AMI”), controlled by Elizabeth Atkinson and accounting for 21% of sales in 2000, that it did not anticipate making purchases for the remainder of 2001 and extending through 2002. Somerset was not able to replace this lost business.

Based upon these conditions, and after paying employee costs through the fourth quarter of 2001, we did not have sufficient cash to continue in operation after December 31, 2001. Thus, effective January 1, 2002, our management decided to terminate all operations. Although we maintain an administrative office, our principal function on and after January 1, 2002 was to look for opportunities to maximize the value of our tangible and intangible assets.

On October 3, 2002, pursuant to a Stock Purchase Agreement, J.R.S. Holdings LLC (“J.R.S.”) controlled by James R. Solakian and Conrad Huss, purchased from AMI the following shares: (1) 576,250 shares of Common Stock representing 6.6% of the Common Stock deemed outstanding on the date hereof; (2) 1,000,000 shares of Series A Preferred Stock representing 100% of the Series A Preferred Stock deemed outstanding on the date thereof; and (3) 12,000,000 shares of the Class A Common Stock representing 100% of the Class A Common Stock outstanding thereof. Pursuant to such Agreement, J.M.S. became our controlling shareholder.

On October 3, 2002, Mr. Edward Kornstein resigned as our sole officer and director, and James R. Solakian and Conrad R. Huss were appointed as our new officers and directors. James R. Solakian and Conrad R. Huss were appointed by the resigning directors to fill vacancies on the Board of Directors. Accordingly, no shareholder vote was taken.

On December 31, 2003, J.R.S., our principal shareholder, and Somerset International Group, Inc., a New Jersey Corporation (Somerset-NJ), controlled by John X. Adiletta and Paul Patrizio, signed a Stock Purchase Agreement whereby J.R.S would sell 526,250 shares of pre-reverse split Common Stock, 12,000,000 shares of pre-reverse split Class A Common Stock and 1,000,000 shares of its then pre-reverse split Series A Preferred Stock. These shares, after conversion to all Common Stock and reflective of the 21:1 reverse stock split in April 2004, equaled 644,017 shares. This transaction closed in escrow on January 22, 2004, with the condition to closing that we filed Form 10KSB for the fiscal year ending December 31, 2003. J.R.S. retained 2,381 Common Shares (after the reverse split), representing .2 percent of the then outstanding common shares and Somerset became our controlling shareholder, owning approximately 62 percent of our outstanding shares, as we filed the Form 10KSB and the shares were released from escrow.

On January 22, 2004, Mr. James R. Solakian and Mr. Conrad Huss resigned as our officers and directors and Paul L. Patrizio was appointed as Chairman of the Board of Directors, Principal Financial Officer and Executive Vice President and John X. Adiletta was appointed as President, Chief Executive Officer and a member of the Board of Directors of the Company. Mr. Petrizio and Mr. Adiletta were appointed by the resigning directors to fill vacancies on the Board of Directors. Accordingly, no shareholder vote was taken.

On February 27, 2004, the Board of Directors authorized us to enter into an Agreement and Plan of Merger (“Agreement”) with Somerset-NJ. Pursuant to such Agreement, Somerset-NJ would merge into us and we would be the surviving entity and the shareholders of Somerset-NJ would receive shares of our common stock.

On February 27, 2004, Somerset-New Jersey converted its Class A Common Stock and Series A Preferred Stock into an equal number of shares of our Common Stock. We then effected a 21 to 1 reverse stock split of all of our common shares.

On July 1, 2004, we completed the merger with Somerset-NJ. Pursuant to the Agreement, the shareholders of Somerset-NJ were issued a total of four million sixty-three thousand eight hundred eighty-four shares (4,063,884) of our Common Stock which were valued at $609,583, in exchange for all of the shares of Somerset-NJ stock. Pursuant to the Merger Agreement, Somerset-NJ was merged with and into us, and we were surviving corporation. Somerset-NJ has the strategic objective of acquiring profitable and near term profitable private small and medium sized businesses and maximizing the profitability of its acquired entities.

Acquisition of Secure Systems, Inc.

On July 7, 2004, we executed an Agreement and Plan of Merger with Secure Systems, Inc., a New Jersey corporation which provides wireless security products and services. The closing was subject to a financing of five hundred thousand dollars ($500,000) to provide working capital to the merged company. In addition, we agreed to issue three million four dollars ($3,000,004) of  Redeemable Convertible Preferred Stock to the shareholders of the wireless company and assume five hundred five thousand dollars ($505,000) of existing indebtedness. The financing for this transaction was completed on March 11, 2005, and the merger closed on March 11, 2005.

Pursuant to the Agreement and Plan of Merger (the “Agreement”) between us, Secure System, Inc. (“Secure” or “SSI”), a New Jersey corporation; and SECSYS Acquisition Corp. (“SECSYS”), a New Jersey corporation and our wholly owned subsidiary, Secure merged into SECSYS and as the surviving entity of the merger became our wholly owned subsidiary. In consideration for the acquisition of all of the outstanding shares of Secure, we paid a total of $500,000 to Secure to be used as working capital and issued a total of 3,000,004 shares of our Series A Convertible Preferred Stock to the shareholders of Secure. These shares of Preferred Stock are convertible into shares of our common shares at the option of the shareholder at the conversion rate of $1.00 per share.

The acquisition was financed through a short term bridge financing of $504,000. Pursuant to the terms of the offering, we had a minimum raise of $500,000 and a maximum raise of $700,000. As of March 11, 2005, we raised the minimum of $500,000 and these proceeds were distributed to Secure as part of that transaction. Each of the investors in this financing received six (6) month notes with a twelve (12%) percent annual interest rate. For each dollar invested, an investor received a note for a dollar repayable in full six months from the date of the note and one share of our common stock. Consequentially, we issued a total of 504,000 shares to these investors. Such notes were due and payable September 11, 2005. We have requested a ninety day extension on such notes, and to date, we have received approval from approximately one half of the noteholders. None of the noteholders have moved to default on any of the notes.

The following sets the business plan for Secure:

Secure was organized in 1991 to provide personal security systems to campus and other facility environments. SSI designs, manufactures, installs, and maintains these personal duress security systems. Secure’s primary markets include college and university campuses as well as mental health facilities, housing developments, and other locales where high traffic and crime potential exist.

Secure has been a technology driven company whose emphasis is on quality and customer satisfaction. The Clery Award was given to the University of Bridgeport a Secure client, in 2003, for the results of its security improvements including the use of Secure’s technology. This nationally recognized award is given to those individuals and organizations that have taken extraordinary actions in the pursuit of student safety. The University of Bridgeport went from one of the worst colleges in terms of student safety in the United States to one of the safest campuses in the country. The University has become the safest in Connecticut since implementing the technology. SSI’s technology is proprietary.

Industry Overview

The Student Right-To-Know and Campus Security Act (Public Law 101-542) was passed in 1990 and was signed into law by President George Bush. Title II of this Act is known as the Crime Awareness and Campus Security Act of 1990. Since then it has been amended several times (National Center of Educational Statistics, 1997). The most recent version of this law was passed by Congress as part of the Higher Education Amendments Act of 1998. Its official title under this Act is the “Jeanne Clery Disclosure of Campus Security Policy and Campus Crime Statistics Act” (Public Law 105-244).

Current regulations call for institutions to annually distribute the security report defined by the Act to all current students and employees and provide a summary of the report to any applicant for enrollment or employment upon request (Federal Register, 1992). The purpose of the legislation is largely two-fold. First, by requiring institutions to report specific crime statistics, open their criminal activity logs, and share information about their crime prevention programs with prospective students and their parents so that information about campus safety can be factored into the college choice decision. Second, by notifying students, faculty, staff, and others of criminal activity occurring on campus, individuals can be made aware of the potential risks and make active choices about their personal behavior.

On average annually between 1995 and 2000, about 7.7 million people age 18 to 24 were enrolled full or part time in a college or university. During this period, college students were victims of approximately 526,000 crimes of violence annually: rape/sexual assault, robbery, aggravated assault, and simple assault. Of these violent crimes, an average of approximately 128,100 per year involved a weapon or serious injury to the victim. It is to this market that Secure plans to focus its marketing efforts.

This emphasis on security is also pronounced in the healthcare arena, specifically in the mental health care facilities. Currently, Healthcare facilities represent a majority of SSI’s installations. The Secure technology is applicable in any environment that is a campus like surrounding - contained and geographically definable - such as Public Housing developments, Assisted Living facilities, Federal and State prison and jail facilities.

Secure has already gone through the process and has been approved as a primary vendor for personal duress security systems for the State of New York Departments of Mental Health and Mental Retardation.

Services Offered

Secure has developed the proprietary technology for and is currently marketing an electronic personal security system that is designed for use in institutional environments such as hospitals, correctional facilities, colleges and universities, retirement communities and other institutional settings. In a mental health environment, for example, doctors and staff are frequently in a one on one situations with patients. Secure’s system allows them to discreetly summon help if needed in these, or other situations. Secure’s product takes a proactive approach to personal security, allowing law enforcement or security personnel the opportunity to respond to an individual’s distress while in process instead of responding only after an event has taken place.

Technology

Secure’s technology involves wireless transmitters and receivers in the 300MHz frequency range. This is an unlicensed range and not regulated by the Federal Communications Commission (“FCC”) and provides for no interference from adjoining devices. SSI’s devices have been approved by the FCC, however, as required. In accordance with FCC Regulations Part 15 and DOC Regulation CRC, certain of Secure’s products required approval by the FCC for wireless use. These products were tested by an independent laboratory and the results submitted to the FCC in accordance with their rules. The products were approved between 1993 and 1995. The device used by the user is a key chain attachment that has a small transmitter. SSI’s proprietary technology is in the systems’ software ability to instantly transmit to the client security dispatch center the exact location of the user on the campus or facility. Secure has the internal capability to design, manufacture, install, and maintain these systems.

Each user of the system (e.g. employee, student) is issued a personal alarm device (“PAL”) which has a unique electronic signature identified with the user. It is small enough and light enough (weighing less than one ounce) to be easily carried on a key chain or worn as a pendant. When in a threatening situation, the user presses the button on the PAL, causing the device to transmit its unique signal. Receiving devices intercept the signal and re-transmit it, along with other data used in locating the signaling user, to a central monitoring station located in the institution’s security office and optionally to other monitoring locations in the facility and/or to security vehicles, if desired. Within seconds, the individual’s identity, including photo ID is displayed at the monitoring station(s), as is their location, which is pinpointed on a map for ease of reference (if required, the system can locate a person to a specific room). Security and/or other personnel then deploy assistance to the individual in distress. The monitoring station is a customized personal computer that includes an additional card that holds the Secure System, Inc. proprietary software. The computer is sold with the software configured for the particular client. The system operates indoors, outdoors or both and accordingly can provide full facility or campus-wide coverage. Secure’s system has been credited with saving life and avoiding injury and violent crime in institutions where it is currently being used. Moreover, officials of institutions which have installed Secure’s personal security system report that merely having the PAL gives users a feeling of security and reduces the anxiety which can be associated with moving around within institutions.

We do not currently have patents related to this software. Rather, Secure has elected to maintain its proprietary software as a trade secret.

Customers and Market

Secure markets its services through its staff headquartered at the company’s facility in Ocean, New Jersey, one authorized reseller, and through customer referral. Electronic personal security is a relatively new technology and the market continues to develop. Secure’s current customers have demonstrated a need and perceived usefulness for the product.

While Secure’s primary market has been mental health facilities, it believes that colleges and universities will be a significant future market for its system.

Secure has proven the viability of its technology with several operating sites, including an installation encompassing nearly 90 acres, containing 47 different buildings and protecting nearly 2,000 individuals at the University of Bridgeport. Twenty-seven systems for the health care facilities have already been installed. We have completed the following installations to date:

Healthcare Facilities – 27 installations, completed between 1994 and today.
General Hospital – 1 installation in Connecticut, completed in 1995
University Campus - 1 installation in Connecticut, completed in 1994

Materials

The primary materials used in the manufacture of SSI’s personal security products are printed circuit boards and electronic components. These items are obtained directly from manufacturers or distributors. Secure has the necessary supply chains in place to obtain all the necessary materials to produce customer assemblies. Secure utilizes just-in-time procurement practices to maintain its materials at the proper level to support its customers’ needs. Secure maintains a minimum finished goods inventory since their model is based on `built-to-order’ only. This basically reduces the concern of obsolescence and inventory write-off. The materials required to produce most products are readily available. In most cases, they dual-source all materials, insuring competitive pricing and availability. Adequate amount of materials have been available in the past and Secure believes this availability will continue in the foreseeable future. Our manufacturing capabilities include standard solder through assembly, mechanical assembly and electrical testing, as well as final quality control testing.

Competition

Secure’s technology is proprietary and it has elected to treat its locating methodology as a trade secret. While a few companies have a related product, Secure believes that there is only one other direct competitor--Bosch Security Systems – North America. There are two other competitors that provide similar “services” as Secure’s but not the same products – Code Blue, Inc. provides an outdoor intercom system primarily on college campuses and Versus Technology, Inc. provides an infrared location product primarily used in hospital environments.

It is difficult to know any company’s position in the industry as it is highly fragmented and comprised of predominately private companies. The methods of competition are through direct and indirect sales, trade shows, and referrals.

Government Regulations

Secure’s operations are subject to FCC licensing and Secure’s devices have been approved by the FCC as required. Secure’s proprietary products utilize unlicensed 300Mhz frequencies for transmission and reception of signals used by its clients and has been licensed by the FCC for two nationwide two-way licenses in the 450MHz frequency for use during installation and testing. These licenses are effective for ten years and are automatically renewable. In accordance with FCC Regulations Part 15 and DOC Regulation CRC, certain of Secure’s products required approval by the FCC for wireless use. These products were tested by an independent laboratory and the results submitted to the FCC in accordance with their rules. The products were approved between 1993 and 1995.

Recent Developments

We have entered into a letter of intent on June 23, 2005 to acquire 100% of the stock of a New England based Systems Integrator & Value Added Reseller that serves the information life cycle technology market (the flow of information within a corporation from inception to archive) which concentrates its sales efforts on large and medium size corporate and institutional end-users with complex business and technology needs as well as Information Technology (“IT”) resellers throughout North America. The Company is organized into three revenue groups: Data Storage Products, Professional Services, Field Services. The Company’s revenues are derived as follows: 30% are products, 60% are time and material services, 10% are contract services. Unaudited revenues for the entity for the calendar years ended 2003 and 2004 were approximately $15,200,000, and $18,200,000 respectively. The purchase price is seven million five hundred thousand dollars ($7,500,000) to be paid through a combination of cash and convertible preferred stock. For the purchase price, the seller will deliver, at closing and subject to purchase price adjustments, one million two hundred fifty thousand dollars ($1,250,000) of twelve months trailing earnings before interest, taxes, depreciation, and amortization, as well as net current assets(defined as current assets minus total liabilities) of two million five hundred thousand dollars ($2,500,000). The convertible preferred stock has a three year life from closing with a mandatory redemption of all unconverted shares and accrued interest at the end of that time. The preferred stock has an 8% annual dividend that is “paid in kind” at the option of Somerset and is convertible into common stock at the rate of one (1) common share for each one dollar ($1.00) of preferred stock. The closing is subject to customary due diligence, approval by both parties of a Definitive Agreement as well as receipt of audited financial statements and financing. We have engaged a firm on a non-exclusive basis to raise the funds required for this acquisition. No assurance can be given that this acquisition will be consummated, if we are not able to execute a definitive agreement or if we are unable to complete the financing. Due to a confidentiality provision in the Letter of Intent and the proposed agreement, we are not permitted to disclose the name of the acquiree until after the acquisition is completed.

Employees

As of October 31, 2005, Somerset has 1 employee and Secure had 19 employees. These employees include 6 in manufacturing and engineering, 1 in sales and marketing, 9 in service and installation, and 4 in administration. No employees are currently covered under collective bargaining agreements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

General

Effective December 31, 2001, we ceased conducting operations. The decision to cease operations was made prior to the year end after our two principal customers, who accounted for substantially all of our, canceled all orders for products in the foreseeable future and based upon the general decline in electronics manufacturing activity.

Effective January 1, 2002, our principal activity was to search for opportunities to maximize the value of its tangible and intangible assets. On July 7, 2004, we entered into an Agreement and Plan of Merger with a Secure Systems, Inc. which provides wireless security products and services. The closing was subject to a financing for an investment of five hundred thousand dollars ($500,000) to provide working capital to the merged company. In addition, we issued three million and four dollars ($3,000,004) of Redeemable Convertible Preferred Stock to the shareholders of Secure Systems and assumed five hundred five thousand dollars ($505,000) of existing indebtedness plus accrued interest. The financing for the acquisition was completed on March 11, 2005, and the merger was closed on March 11, 2005.

Since we ceased operations on December 31, 2001, we generated negligible sales for the fourth quarter and fiscal year ended December 31, 2004. The expenses incurred for the fourth quarter of 2004 and fiscal year ended December 31, 2004 related primarily to accounting, audit, legal and administrative expenses needed to continue our operations while we attempted to seek opportunities to maximize the value the value of our tangible and intangible assets.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses, including stock issued for services and or compensation and related disclosure on contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions and conditions. Critical accounting policies are defined as those that are reflective of significant judgments, estimates and uncertainties and potentially result in materially different results under different assumptions and conditions. For a detailed discussion on the application of these and other accounting policies see Note 1 to our financial statements.

We have not established an allowance for doubtful accounts on our accounts receivable. In not establishing the allowance for doubtful accounts, we analyzed the ability to collect accounts that are large, none of which are currently past due. Historically, SSI has not incurred bad debt expense and that trend is anticipated to continue.

We write down inventory for estimated excess or obsolete inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

We account for our goodwill and intangible assets pursuant to SFAS No. 142, Goodwill and Other Intangible Assets. Under SFAS 142, intangibles with definite lives continue to be amortized on a straight-line basis over the lesser of their estimated useful lives or contractual terms. Goodwill and intangibles with indefinite lives are evaluated at least annually for impairment by comparing the asset’s estimated fair value with its carrying value, based on cash flow methodology.

Results Of Operations For The Six Months Ended June 30, 2005 Compared To The Six Months Ended June 30, 2004

The Company currently generates all of its revenue from its acquisition of Secure System, Inc. The opportunity for increased revenues at Secure will result from an increase in installations at new and existing customer sites. There are approximately 6,900 accredited post secondary institutions and 5,700 hospitals the represent Secure’s primary addressable market. The recognition and need for security solutions has increased significantly in the post 9/11 environment. Secure has established a website for additional leads and marketing exposure and has increased its emphasis on indirect sales channels since the acquisition and expects that this emphasis and its direct sales efforts will result in additional installations. In addition, the Company expects to increase its revenues through the acquisition of additional companies that it has targeted.

Revenues of $617,100 for the six months ended June 30, 2005 increased by $617,100 over revenues of $0 during the six months ended June 30, 2004. The increases in revenues for the period were attributable to the March 11, 2005 merger with Secure System, Inc. Secure System, Inc. has reported audited revenues of $2,088,667 and $2,054,582 for the fiscal years ending December 31, 2004 and 2003 respectively and unaudited revenues for the six months ending June 30, 2005 of $988,669.

Costs and expenses for the six months ended June 30, 2005 increased to $927,042, representing an $886,603 increase over costs and expenses of $40,439 during the six months ended June 30, 2004. The increases in costs and expenses for the period were attributable primarily to an increase in costs and expenses of $207,658 resulting from the July 1, 2004 merger with Somerset-New Jersey, and an increase in costs and expenses of $678,945 resulting from March 11, 2005 merger with Secure System, Inc. Secure System, Inc. had audited expenses of $2,319,444 and $2,316,107 for the fiscal years ending December 31, 2004 and 2003 respectively and unaudited expenses for the six months ending June 30, 2005 of $1,154,178.

Interest Expense

Interest expense for the six months ended June 30, 2005 increased to $60,026, from net interest expense of $4,143 during the six months ended June 30, 2004. This increase is primarily attributable to the promissory notes acquired with the merger with Somerset-New Jersey, respectively, as well as from the promissory notes issued in conjunction with the March 11, 2005 merger with Secure System, Inc.

Other Income – Reversal of Consulting Fee

Other income for the six months ended June 30, 2005 increased by $193,476 from $0 during the six months ended June 30, 2004. The increase in other income for the period was attributable primarily to the partial return of common shares issued in connection with a consulting fee incurred in 2004 in the amount of $193,476. Such shares totaling 1,289,848 were returned on March 10, 2005, when an officer and director resigned from the Company.

Dividends on Preferred Stock

Dividends on preferred stock for the six months ended June 30, 2005 increased to $240,000, from $0 dividends during the six months ended June 30, 2004. This increase is dividends attributable to the redeemable convertible preferred shares issued in conjunction with the March 11, 2005 merger with Secure System, Inc.

Liquidity and Capital Resources

We are currently financing our operations primarily through cash generated by financing activities in the form of promissory notes. We financed our business acquisition through the issuance of redeemable preferred stock and cash generated from the promissory notes.

At June 30, 2005, we had negative working capital of $598,002.

We plan to establish a source of revenues sufficient to cover our operating costs by acquiring additional companies to whom the Company will provide consulting and management services. The $400,000 needed to continue operations over the next twelve months will be raised from accredited investors and/or institutional investors as in the previous financings. During this period, the Company will reduce or defer expenses until such time as the capital is available.

Our need for capital may change dramatically as a result of any additional business acquisition or combination transaction. There can be no assurance that we will identify any additional suitable business, product, technology or opportunity in the future. Further, even if we locate a suitable target, there can be no assurance that we would be successful in consummating any acquisition or business consolidation on favorable terms or that we will be able to profitably manage the business, product, or technology, if acquired or otherwise engaged. If we are unable to obtain financing on reasonable terms, we could be forced to delay or scale back our plans for expansion. Consequently, there is substantial doubt about our ability to continue to operate as a going concern.

Management intends to ask pertinent questions of the proposed candidates or opportunities in the course of its diligence phase. Management will rely heavily on a business plan, financial statements and projections, and management’s views of the future. Unless something comes to the attention which causes the us to have serious concerns on the viability or integrity of the financial records and business projections, which would result in a disqualification of such candidate, a transaction would be approved by the Board of Directors and an Information Statement mailed to all of its shareholder’s as required by law. When a transaction requires shareholder approval, a shareholder meeting must be held and a shareholder vote taken. A proxy statement would be mailed to each shareholder informing them of the meeting and requesting their vote. However, in lieu of holding a meeting, a majority of shareholders may sign a Shareholder’s Resolution approving of such transaction. If a meeting is not held, an information statement must be mailed to all of its shareholder’s informing them of the action taken by the majority shareholders.

Recent Accounting Pronouncements

In December 2004, the FASB revised FASB Statement No. 123, Accounting for Stock-Based Compensation. This Statement supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This Statement does not change the accounting guidance for share-based payment transactions with parties other than employees provided in Statement 123 as originally issued and EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” It applies in the first reporting period beginning after December 15, 2005. The adoption of Statement No. 123 (revised 2004) is not expected to have a material impact on the Company’s financial position, liquidity, or results of operations.

Results Of Operations For December 31, 2004

Since we ceased operations on December 31, 2001, there were negligible sales for the fourth quarter and fiscal year ended December 31, 2004. The expenses incurred for the fourth quarter of 2004 and fiscal year ended December 31, 2004 related primarily to accounting, audit, legal and administrative expenses needed to continue our existence while we attempted to seek opportunities to maximize the value the value of our tangible and intangible assets.

At December 31, 2004, there were $791,053 State and $1,272,599 of Federal net operating loss carryforwards. Net loss for 2004 was $1,221,778 as compared to a net loss of $932 for 2003. There was no provision for federal income taxes as a result of Somerset’s net losses. The net loss for 2004 as compared to 2003 was substantially greater as the result of the activities described above.

Off-Balance Sheet Transactions

At December 31, 2004, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

DESCRIPTION OF PROPERTY

Our executive offices are located at 90 Washington Valley Road, Bedminster, New Jersey 07921. We are currently being provided with space at this location by an unrelated third party, who is not related to us, pursuant to a month-to-month lease 2005 for $220 per month.

Facilities

Secure operates from a 10,000 square facility, located in central New Jersey. The facility is leased under a short-term lease that expires in December 2005. Under the terms of the lease, Secure pays a total of $6,025 of month for the lease. Approximately 2,000 square feet of space is utilized by Engineering and Administration and the balance, 8,000 square feet, is used for Manufacturing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On October 3, 2002, pursuant to a Stock Purchase Agreement, J.R.S. Holdings LLC (“J.R.S.”) controlled by James R. Solakian and Conrad Huss, our former officers and directors, purchased from AMI the following shares: (1) 576,250 shares of Common Stock representing 6.6% of the Common Stock deemed outstanding on the date hereof; (2) 1,000,000 shares of Series A Preferred Stock representing 100% of the Series A Preferred Stock deemed outstanding on the date thereof; and (3) 12,000,000 shares of the Class A Common Stock representing 100% of the Class A Common Stock outstanding thereof. Pursuant to such Agreement, J.M.S. became our controlling shareholder.

On December 31, 2003, J.R.S., our principal shareholder, and Somerset International Group, Inc., a New Jersey Corporation (Somerset-N) controlled by John Adiletta and Paul Patrizio, signed a Stock Purchase Agreement whereby J.R.S would sell 526,250 shares of pre-reverse split Common Stock, 12,000,000 shares of pre-reverse split Class A Common Stock and 1,000,000 shares of its then pre-reverse split Series A Preferred Stock. These shares, after conversion to all Common Stock and reflective of the 21:1 reverse stock split in April 2004, equaled 644,017 shares. This transaction closed in escrow on January 22, 2004, with the condition to closing that we filed Form 10KSB for the fiscal year ending December 31, 2003. J.R.S. retained 2,381 Common Shares (after the reverse split), representing .2 percent of the then outstanding common shares and Somerset became our controlling shareholder, owning approximately 62 percent of our outstanding shares, as we filed the Form 10KSB and the shares were released from escrow.

On January 17, 2004, Somerset-New Jersey closed a $175,000 bridge financing from one accredited investor pursuant to a Promissory Note with interest payable at twelve (12%) percent per annum. Pursuant to such note, the principal and interest will mature on the earlier of the subsequent financing by the Company or one year from date of issuance. In addition to the repayment of the Note and interest, the investor received a 10% ownership interest in Somerset-New Jersey, which equates to approximately 64,000 shares of the Company’s common stock immediately prior to merger. As a result of this transaction, Somerset-New Jersey recorded a debt discount of $3,500, which is being amortized over the life of the bridge financing agreements.

On February 27, 2004, we entered into an Agreement and Plan of Merger with Somerset-NJ, which closed on July 1, 2004, and issued a total of 4,063,823 shares of our common stock valued at $609,583, to the shareholders of Somerset-NJ in exchange for all of the issued and outstanding shares of Somerset-NJ. John Adiletta, currently our sole officer and director, and Paul Patrizio, formerly our Chief Financial and Director, were the principal shareholders of Somerset-NJ and each received 1,800,000 shares of our common stock pursuant to the merger.

In April 2004, Somerset-New Jersey converted its Class A Common Stock and Series A Preferred Stock into an equal number of shares of the Company’s Common Stock. The Company then effected a 21 to 1 reverse stock split of all of its common shares.

On June 30, 2004, immediately prior to the merger with the Company, Somerset-New Jersey distributed to its shareholders the 644,017 post reverse split shares acquired in the January 22, 2004 transaction with J.R.S. Holdings LLC described above.

In connection with the bridge financing agreements that occurred during the quarter ended June 30, 2004, the Company issued 200,000 shares of common stock on July 1, 2004 which was valued at $30,000.

On September 30, 2004, the Company approved the issuance of 200,000 shares of restricted common stock to Paul Patrizio and 200,000 shares of restricted common stock to John X. Adiletta. These shares are being issued based on the conversion of $100,000 in accrued compensation owed to Paul Patrizio and to John X. Adiletta at the rate of $0.50 per share. Such shares were issued pursuant to an exemption from registration at Section 4(2) of the Securities Act of 1933 and are restricted in accordance with Rule 144 of the Securities Act of 1933.

On March 10, 2005, our former officer and director Paul Patrizio agreed to return shares totaling 1,289,848 pursuant to the terms of his resignation as an officer and director of the Company.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following summary compensation table sets forth all compensation paid by Somerset during the fiscal years ended December 31, 2004, 2003 and 2002 in all capacities for the accounts of the Chief Executive Officer (CEO) and Chief Financial Officer (CFO).

		ANNUAL COMPENSATION				LONG TERM COMPENSATION
NAME	TITLE	YEAR	SALARY	BONUS	STOCKS/ PAYOUTS COMPENSATION	RESTRICTED SARS AWARDED	OPTION LTIP ($)	ALL OTHER COMPENSATION	COMPEN-SATION

John Adiletta	President; CEO; Chairman	2004	$197,039	0	200,000 shares of common stock	0	0	0	0

Paul Patrizio (1)	Executive Vice President; Principal Financial Officer; Secretary; Director	2004	$194,211	0	200,000 shares of common stock	0	0	0	0

Edward Kornstein (2)		2003 2002	-- $9,750	-- 0	-- 0	-- 0	-- 0	-- 0	-- 0

James R. Solakian (3)		2004 2003 2002	-- -- --	-- -- --	-- -- --	-- -- --	-- -- --	-- -- --	-- -- --

(1) Paul L. Patrizio resigned as Executive Vice President, Principal Financial Officer, Secretary and Director on March 11, 2005

(2) Edward Kornstein resigned as Principal Officer and Director on October 3, 2002.

(3) James R. Solakian resigned as Principal Officer and Director on February 12, 2004.

Stock Option Grants

We have not granted any stock options to our executive officers since our incorporation.

Employment Agreements

John X. Adiletta, our President and CEO, entered into an employment Agreement with Somerset-NJ in January 2004, pursuant to which he currently receives a base salary of $250,000 (subject to a minimum upward adjustment of 10% annually). Pursuant to our merger with Somerset-NJ we assumed the obligations set forth in the employment agreement. Mr. Adiletta is also eligible for such bonus compensation as may be determined by the Board of Directors from time to time, as well as a bonus of five percent (5%) of the earnings before interest, depreciation, and amortization based on our audited consolidated results. The employment agreement terminates on December 31, 2009. The agreement contains non-competition and termination non-solicitation provisions which survive the termination of Mr. Adiletta’s employment for one year. In the event of termination of employment without cause, the agreement provides that we shall: (1) pay Mr. Adiletta severance equaling the greater of the balance of the term of the agreement or one year’s salary, (2) provide to Mr. Adiletta certain medical (including disability) and vacation benefits; and (3) within 3 months of termination, pay to Mr. Adiletta an amount equal to the bonus paid to Mr. Adiletta in the preceding year under the agreement. In the event of a change of control, as defined in the agreement, Mr. Adiletta may at his election, at any time within one year after such event, terminate the agreement with 60 days prior written notice. Upon such termination, Mr. Adiletta is entitled to: (1) a lump-sum severance payment equal to 200% of Mr. Adiletta’s annual salary rate in effect as of the termination, or if greater, such rate in effect immediately prior to the change in control of Somerset, (2) an amount equal to 200% of his bonus for the previous year; and (3) for a eighteen (18) month period after such termination certain disability, accident and group health insurance benefits.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving us, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement and exhibits and schedules filed with the Securities and Exchange Commission at the Commission’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street NE, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. In addition, we will file electronic versions of our annual and quarterly reports on the Commission’s Electronic Data Gathering Analysis and Retrieval, or EDGAR System. Our registration statement and the referenced exhibits can also be found on this site as well as our quarterly and annual reports. We will not send the annual report to our shareholders unless requested by the individual shareholders.

SOMERSET INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

INDEX TO FINANCIAL STATEMENTS

Page

Unaudited Consolidated Balance Sheet - June 30, 2005	F-2

Unaudited Consolidated Statements of Operations for the Three and Six Months	F-3
Ended June 30, 2005 and 2004

Unaudited Consolidated Statements of Cash Flows for the Six Months Ended	F-4
June 30, 2005 and 2004

Notes to the Consolidated Financial Statements.	F-5 - F-9

Report of Independent Registered Public Accounting Firm	F-10

Consolidated Balance Sheet
December 31, 2004	F-11

Consolidated Statements of Operations
For the Years Ended December 31, 2004 and 2003	F-12

Consolidated Statements of Stockholders’ Equity (Deficit)
For the Years Ended December 31, 2004 and 2003	F-13

Consolidated Statements of Cash Flows
For the Years Ended December 31, 2004 and 2003	F-14

Notes to Financial Statements	F-15 - F-22

SOMERSET INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEET

JUNE 30, 2005

ASSETS
Current Assets:
Cash	$11,646
Accounts receivable	372,190
Inventories	343,960
Prepaid expenses	19,780
Deposits	9,554
Total Current Assets	757,130

Property and equipment, net	24,434

Purchase price subject to allocation	3,410,655

TOTAL ASSETS	$4,192,219

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable and accrued expenses	363,723
Promissory notes payable, net of discount	845,600
Accrued interest payable	82,330
Deferred revenue	63,479
Total Current Liabilities	1,355,132

Stockholder note payable, net	620,487
of current maturities

TOTAL LIABILITIES	1,975,619

Convertible redeemable preferred stock	3,240,004

Stockholders’ Deficit:

Common Stock, 200,000,000 shares authorized,	5,121
$.001 par value, 5,121,696 issued,
5,121,696 outstanding at June 30, 2005

Capital in excess of par value	25,896,057
Accumulated deficit	(26,924,582)

Total Stockholders’ Deficit	(1,023,404)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$4,192,219

The Notes to Consolidated Financial Statements are an integral part of this Statement.

SOMERSET INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2005 AND 2004

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
Revenues
Equipment Sales	$177,591	$--	$190,582	$--
Installation Revenues	130,647	--	144,447	--
Subscription Revenues	59,001	--	72,323	--
Maintenance Revenues	175,747	--	209,748	--

Total revenues	542,986	0	617,100	0

Costs and expenses
Material cost of sys sold	88,519		95,176
Manufacturing overhead costs	75,924		92,820
Install and service costs	156,617		194,256
Engineering and development	39,172		46,251
Selling and marketing expense	32,037		34,579
Gen and admin expense	327,247	29,041	454,481	40,439
Depreciation expense	3,654		4,479

Total costs and expenses	723,170	29,041	922,042	40,439

(Loss) from operations	(180,184)	(29,041)	(304,942)	(40,439)

Other Income (Expense)
Interest income	--	--	--	1
Amortization of debt discount	(89,314)		(114,514)
Interest expense	(42,482)	(4,143)	(60,026)	(4,144)
Other income –reversal of
consulting fee	--	--	193,476	--

Total other income (expense)	(131,796)	(4,143)	18,936	(4,143)

Income (Loss) before
income taxes	(311,980)	(33,184)	(286,006)	(44,582)

Provision for income taxes	800	--	1,350	--

Net Income (Loss)	$(312,780)	$(33,184)	$(287,356)	$(44,582)

Dividends on preferred stock	60,000	--	240,000	--

Net loss attributable to
Common stockholders	$(372,780)	$--	$(527,356)	$--

Loss per common share	$(0.07)	$(0.03)	$(0.10)	$(0.04)

Weighted Average Number of
Common Shares	4,991,256	1,036,116	5,249,732	1,036,116

The Notes to Consolidated Financial Statements are an integral part of these statements.

SOMERSET INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND 2004

	2005	2004
Cash Flows From Operating Activities:
Net Income (Loss)	$(287,356)	$(44,582)

Adjustments to reconcile net loss to
net cash used in operating activities:
Amortization of debt discount	114,514	--
Depreciation	4,479	--
Stock returned for consulting	(193,476)	--
Stock issuance payable	--	30,000
Stock issued for services	15,625	--

Changes in operating assets and liabilities:
Accounts receivable	(145,704)	--
Inventories	17,481	--
Other current assets	13,535	(137,607)
Accounts payable and accrued expenses	168,883	(400)
Accrued interest payable	47,330	--
Deferred revenue	(101,016)	--
Net Cash Used in
Operating Activities	(345,705)	(152,589)

Cash Flows From Investing Activities:
Acquisition of subsidiary,
net of cash acquired	14,810	--
Purchase of equipment	(3,071)	--
Net Cash Provided by
Investing Activities	11,739	--

Cash Flows From Financing Activities:
Proceeds from related party loan	--	50,000
Payment of related party loan	--	(50,000)
Payment of note payable	(53,503)	--
Proceeds from issuance of promissory notes	524,000	200,000
Proceeds from issuance of stock	25,000	--
Payment of stockholders note payable	(150,000)	--
Net Cash Provided by
Financing Activities	345,497	200,000
Net Increase in Cash	11,531	47,411

Cash at Beginning of the Period	115	5,698

Cash at End of the Period	$11,646	$53,109

Non Cash Investing & Financing Activities:
Common stock issued in connection with
private placement of notes	$157,200	$--

Accrual of preferred stock dividends	$240,000	$--

Convertible redeemable preferred
Stock issued in business combination	3,000,004	--

The Notes to Consolidated Financial Statements are an integral part of these statements.

SOMERSET INTERNATIONAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1.	Basis of Presentation

The unaudited consolidated financial statements included herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. The unaudited interim consolidated financial statements as of June 30, 2005 and 2004 reflect all adjustments (consisting of normal recurring accruals) which, in the opinion of management, are considered necessary for a fair presentation of its financial position as of June 30, 2005 and as of the results of its consolidated operations and its consolidated cash flows for the six month periods ended June 30, 2005 and 2004. On April 6, 2004, the Company effectuated a one for twenty-one reverse stock split. All share and per share information herein reflect this reverse stock split.

The Unaudited Consolidated Statements of Operations for the six months ended June 30, 2005 and 2004 are not necessarily indicative of results for the full year.

On June 15, 2004, the Company, through a newly created wholly owned subsidiary, which owned no assets as of June 30, 2004, entered into an Agreement and Plan of Merger with a New Jersey Corporation (“SSI”) which provides wireless security products and services. The closing was subject to a financing for an investment of five hundred thousand dollars ($500,000) to provide working capital to the merged company. In addition, the Company was to issue three million and four shares (3,000,004), valued at $1.00 per share, of Redeemable Convertible Preferred Stock to the shareholders of the wireless company and assume five hundred five thousand dollars ($505,000) of existing indebtedness. The financing for the acquisition of the wireless security products and services company was completed on March 11, 2005 and the transaction was closed on March 11, 2005.

On March 11, 2005, a private placement to accredited investors was completed in the amount of five hundred thousand four dollars ($504,000) with interest payable at twelve (12%) percent per annum. These investors received six month Convertible Secured Promissory Notes in the amount of $504,000 and were issued 504,000 shares of the Company’s common stock. The Company has agreed to file a registration statement to register the Common Stock with the Securities and Exchange Commission within one hundred and eighty (180) days from closing, which is September 10, 2005. This stock was issued on March 11, 2005.

The unaudited consolidated financial statements are based upon a preliminary valuation of SSI’s assets and liabilities. The final allocation of the purchase price will be determined based upon a determination of the fair value of SSI’s tangible and identifiable intangible assets acquired and liabilities assumed.

While the Company believes that the disclosures presented are adequate to make the information not misleading, these financial statements should be read in conjunction with the financial statements and accompanying notes included in the Company’s Current Report on Form 10-KSB dated December 31, 2004 and Form 8-K/A dated May 9, 2005.

SOMERSET INTERNATIONAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 2.	Revenue Recognition

Installation, subscription and maintenance revenues include installation of equipment and testing at customer sites, fees for leased wireless equipment, and fees for equipment maintenance. These revenues are recognized as the services are performed, or ratably over time in the case of fees that may be billed quarterly or semi-annually in advance. Revenues related to pre-billed services are deferred until the service is provided and thereby earned. Equipment revenue is recognized when the equipment is delivered to the customer. The Company recognizes revenue only when persuasive evidence of an arrangement exists, when delivery of merchandise has occurred or services have been rendered, the fee is established and is determinable and collection is reasonably assured.

Note 3.	Inventory

Inventory consists primarily of parts and work in process products held for sale. Inventories are stated at the lower of cost or market, with cost determined on a first-in, first-out basis. In accordance with APB 28 Paragraph 14(a), the company uses estimated gross profit rates to determine costs of goods sold during interim periods. This is different than the method used at annual inventory dates. The company performs physical inventory counts when calculating year end inventory values. Historically, this has not resulted in any material adjustment to the cost of goods sold.

Note 4.	Stockholder’s Equity

The common stock of the Company has a par value of $.001 per share and 200,000,000 shares have been authorized to be issued. As of June 30, 2005, 5,121,696 shares were issued and outstanding.

On April 6, 2005, the Company approved the issuance of 60,000 shares of restricted common stock for legal services rendered and 2,500 shares of restricted common stock all at $.25 per share for services rendered.

In June 2005, a private placement to an accredited investor was completed in the amount of twenty-five thousand dollars ($25,000). This investor was issued 125,000 shares of the Company’s common stock and warrants to purchase 25,000 shares of the Company’s common stock. The warrants are effective for three years and have an exercise price of $0.30 per share during the first year, $0.40 per share during the second year, and $0.50 per share during the third year. The Company has agreed to piggyback registration rights with respect to the Common Stock and the underlying warrants. This stock was issued on July 12, 2005.

Note 5. Redeemable Preferred Stock

As of June 30, 2005, the Company has 100,000,000 authorized of $.001 par value preferred stock. In June 2004, in connection with the acquisition of SSI, which was completed in March 2005, the Company issued 3,000,004 shares of this stock. These shares of preferred stock are convertible into common stock of the Company at the option of the holder with a conversion rate of one common share for each share of preferred stock. In the event that the holder does not convert all or part of the preferred stock, the Company is required to redeem the preferred stock including accrued dividends. The redemption periods are January 2006 for fifty percent (50%) of the original amount less any conversions to common stock and in July 2007 for the remaining shares of preferred stock that have not been converted.

Note 6. Earnings Per Share

The Company has adopted Statement of Financial Accounting Standard No.128 Using, “Earnings Per Share”. Basic earnings per common share are compared using the weighted average of shares outstanding. Diluted earnings per common share would be computed using the weighted average number of shares outstanding adjusted for the incremental shares attributed to other outstanding options, warrants, etc. to purchase common stock. For the quarter and six months ended June 30, 2005 and 2004, the Company has no such potential dilutive Securities, hence, only basic loss per share is presented.

Note 7. Related Party Transaction

In March 2005, one of the Company’s shareholders returned 1,289,848 shares of common stock to the Company, which were previously issued pursuant to a consulting arrangement in 2004. In connection with this transaction the

Company recorded other income of $193,476 during the quarter ended March 31, 2005 to adjust the transaction in accordance with a mutual agreement between the shareholder and the Company.

SOMERSET INTERNATIONAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The stockholder note payable was $620,487 at June 30, 2005. The note plus accrued interest matured on December 31, 2001. On July 1, 2004, the Company amended the note to add accrued interest through June 30, 2004 of $266,855 to the principal amount of $503,602. The new principal amount of the note was repaid with a $150,000 payment on March 11, 2005 and monthly payments of $17,928 including annual interest at 10% beginning March 1, 2006 and ending July 1, 2009.

Note 8. Going Concern

The Company’s financial statements are prepared in accordance with United States generally accepted accounting principals applicable to a going concern. This contemplates the realization of assets and the liquidation of liabilities in the normal course of business. Currently, the Company does not have enough cash or other material assets to cover its administrative costs for a period in excess of one year and allow it to continue as a going concern.

Management is actively involved in exploring business opportunities which it believes will allow the Company to increase shareholder’s value and allow it to continue as a going concern. However, at this time the Company is fully dependent on its management, both with respect to exploring business opportunities and to raising sufficient working capital advances, if required, for the Company to continue in existence.

Management’s plan to establish a source of revenues sufficient to cover its operating costs is to acquire additional companies to whom the Company will provide consulting and management services for fees sufficient to cover its operating expenses. If we are unable to obtain financing on reasonable terms, we could be forced to delay or scale back our plans for expansion. In addition, such inability to obtain financing on reasonable terms could have a material adverse effect on our business, operating results, or financial condition.

Note 9. Recent Accounting Pronouncements

In December 2004, the FASB revised FASB Statement No. 123, Accounting for Stock-Based Compensation. This Statement supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This Statement does not change the accounting guidance for share-based payment transactions with parties other than employees provided in Statement 123 as originally issued and EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” It applies in the first reporting period beginning after December 15, 2005. The adoption of Statement No. 123 (revised 2004) is not expected to have a material impact on the Company’s financial position, liquidity, or results of operations.

Note 10. Promissory Notes Payable

On January 17, 2004, Somerset-New Jersey closed a $175,000 bridge financing from one accredited investor pursuant to a Promissory Note with interest payable at twelve (12%) percent per annum. Pursuant to such note, the principal and interest will mature on the earlier of the subsequent financing by the Company or one year from date of issuance. In addition to the agreement to repay the Note and interest, the investor received a 10% ownership interest in Somerset-New Jersey. As a result of this transaction, Somerset-New Jersey recorded a debt discount of $3,500, which is being amortized over the life of the bridge financing agreements. This Note was extended to September 30, 2005.

SOMERSET INTERNATIONAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

On April 29, 2004, the Company closed a $100,000 bridge financing from one accredited investor pursuant to a Promissory Note with interest payable at twelve (12%) percent per annum. Pursuant to such note, the principal and interest will mature on the earlier of the subsequent financing by the Company or one year from date of issuance, with a minimum of 90 days of interest to be paid. As part of the agreement, the investor was to receive 100,000 shares of the Company’s Common Stock. The Company has agreed to register the Common Stock with the Securities and Exchange Commission later of June 30, 2004 or one hundred and eighty (180) days from closing of the first acquisition, which is September 10, 2005. This stock was issued on July 1, 2004. This Note was extended to September 30, 2005.

On June 25, 2004, the Company closed a $100,000 bridge financing from one accredited investor pursuant to a Promissory Note with interest payable at twelve (12%) percent per annum. Pursuant to such note, the principal and interest will mature on the earlier of the subsequent financing by the Company or one year from date of issuance, with a minimum of 90 days of interest to be paid. In addition to the repayment of the Note and interest, the investor received 100,000 shares of the Company’s Common Stock. This stock was valued at $15,000. As a result of this transaction, the Company has recorded a Debt Discount of $15,000, which is being amortized over the life of the Promissory Note Payable, which is one year. The Company has agreed to register the Common Stock with the Securities and Exchange Commission the later of June 30, 2004 or one hundred and eighty (180) days from closing of the first acquisition, which is September 10, 2005. This stock was issued on July 1, 2004. This Note was extended to September 30, 2005.

On March 11, 2005, a private placement to accredited investors was completed in the amount of five hundred thousand four dollars ($504,000) with interest payable at twelve (12%) percent per annum. These investors received six month Convertible Secured Promissory Notes in the amount of $504,000 and were issued 504,000 shares of the Company’s common stock, valued at $.30 per share. The Company has agreed to register the Common Stock with the Securities and Exchange Commission within one hundred and eighty (180) days from closing, which is September 10, 2005. This stock was issued on March 11, 2005. The total value of the shares issued and the corresponding beneficial conversion feature that was created as a result of the issuance of the shares in connection with the convertible notes totaled $151,200 and has been recorded as a debt discount with a corresponding increase to equity.

The discount will be amortized over the life of the loan the notes are convertible at any time at the holder’s option into common stock at $0.25 per share.

On April 1, 2005, a private placement to an accredited investor was completed in the amount of twenty thousand dollars ($20,000) with interest payable at twelve (12%) percent per annum. This investor received a six month Convertible Secured Promissory Note in the amount of $20,000 and was issued 20,000 shares of the Company’s common stock. The Company has agreed to register the Common Stock with the Securities and Exchange Commission within one hundred and eighty (180) days from closing, which is September 30, 2005. This stock was issued on April 1, 2005. The total value of the shares issued and the corresponding beneficial conversion feature that was created as a result of the issuance of the shares in connection with the convertible notes totaled $6,000 and has been recorded as a debt discount with a corresponding increase to equity. The discount will be amortized over the life of the loan The Note is convertible at any time at the holder’s option into common stock at $0.25 per share.

Current Debt at June 30, 2005

Jan 2004 Note -	$ 175,000
Apr 2004 Note -	100,000
Jun 2004 Note -	100,000
Mar 2005 Notes -	453,600
Apr 2005 Note -	17,000
sub - Total -	$ 845,600

Long Term Debt at June 30, 2005

Stockholder Note -	$620,487 (see Note 7)

Total debt -	$ 1,466,087

Note 11 - Acquisition Agreement

On June 15, 2004, the Company, through a newly created wholly owned subsidiary, which owned no assets as of June 30, 2004, entered into an Agreement and Plan of Merger with a New Jersey Corporation which provides wireless security products and services. The closing was subject to a financing of five hundred thousand dollars ($500,000) to provide working capital to the merged company. In addition, the Company was to issue three million four dollars ($3,000,004) of Redeemable Convertible Preferred Stock to the shareholders of the wireless company and assume five hundred five thousand dollars ($505,000) of existing indebtedness. The value of the convertible preferred stock was primarily based upon potential repayment requirements called for in the agreement (assuming the preferred stockholder does not exercise the conversion option). The financing for the acquisition of the wireless security products and services company was completed on March 11, 2005 and the transaction was closed on March 11, 2005. The results of operations, from March 11, 2005 for the acquired entity, are included in the 10QSB consolidated statements of operations for the three and six months ending June 30, 2005.

The following un-audited pro-forma summary presents the results of operations as if the Secure acquisition described above had occurred as of the beginning of each of the periods presented below and is not necessarily indicative of the results that would have occurred had the transactions been completed as of that date or results that may occur in the future.

For the twelve months ended December 31, 2004 and six months ended June 30, 2005

Income statement	December 31, 2004	June 30, 2005

Total revenues	$2,089,667	$988,669

Net income	$ (1,949,868)	$ (337,908)

Basic net income per share -	$(.058)	$(.064)
Diluted net income per share -	$(.058)	$(.064)

SOMERSET INTERNATIONAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

In accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, the Company is in the process of determining the fair value of the assets acquired and liabilities assumed in the purchase of SSI. Since this determination of fair values is not yet complete, the excess of the purchase price over the underlying net book value of SSI has not yet been allocated and is presented in the accompanying balance sheet as “Purchase Price Subject to Allocation” in the amount of approximately $3.4 million. When the valuation of acquired assets and assumed liabilities is finalized such amounts will be reallocated to the appropriate categories on the balance sheet and will be amortized over the estimated useful lives of the respective amortizable assets and goodwill as appropriate. In the event that value is allocated to categories that do not meet appropriate asset capitalization criterion under generally accepted accounting principles, then such allocation will be written off to expense in the quarter during which such allocation is finalized. The Company has been unable to complete the preliminary purchase price allocation review and analysis without unreasonable effort and expense but expects to complete the review and analysis by December 31, 2005. The Company has identified three categories of intangible amortizable assets – customer lists, proprietary software, and non-compete agreements.

Note 12 - Commitments

The Company has entered into employment agreements with two officers that became effective January 6, 2004. The employment agreements have a term of five years. In the event of termination of employment without cause, the agreement provides that the Company shall pay severance equaling the greater of the balance of the term of the agreement or one year’s alary, The officers have signed an additional agreement, in which they have agreed to waive any claims for payment of salary and auto, mobile phone, and medical benefits provided for in their employment agreements. The additional agreement was for the period of October 1, 2004 though March 31, 2005.

Effective March 10, 2005, one employment agreement was terminated by the resignation of one of the officers.

On June 23, 2005, the Company entered into a letter of intent to acquire 100% of the stock of a New England based Systems Integrator & Value Added Reseller that serves the information life cycle technology market (the flow of information within a corporation from inception to archive) which concentrates its sales efforts on large and medium size corporate and institutional end-users with complex business and technology needs as well as Information Technology (“IT”) resellers throughout North America. Unaudited revenues for the entity for the calendar years ended 2003 and 2004 were approximately $15,200,000, and $18,200,000 respectively. The purchase price is seven million five hundred thousand dollars ($7,500,000) to be paid through a combination of cash and convertible preferred stock. For the purchase price, the seller will deliver, at closing and subject to purchase price adjustments, one million two hundred fifty thousand dollars ($1,250,000) of twelve months trailing earnings before interest, taxes, depreciation, and amortization, as well as net current assets(defined as current assets minus total liabilities) of two million five hundred thousand dollars ($2,500,000) The closing is subject to customary due diligence, approval by both parties of a Definitive Agreement as well as receipt of audited financial statements and financing. No assurance can be given that this acquisition will be consummated.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of:

Somerset International Group, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheet of Somerset International Group, Inc. and Subsidiary as of December 31, 2004, and the related consolidated statements of operations, stockholders’ equity (deficit)and cash flows for each of the two years in the period then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Somerset International Group, Inc. and Subsidiaries as of December 31, 2004, and the results of their operations and their cash flows for each of the two years in the period then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As further discussed in Note1B to the consolidated financial statements, the Company, as of December 31,2001, ceased business operations. The Company, as part of their business plan, will require additional capital infusions to acquire or develop business opportunities. If management is unsuccessful in this regard, they would seek to sell or dissolve the Company. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ WITHUMSMITH+BROWN, P.C.

Flemington, NJ
March 23, 2005

SOMERSET INTERNATIONAL GROUP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2004

ASSETS

Current Assets:
Cash	$115

TOTAL ASSETS	$115

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:

Accounts payable and accrued expenses	$101,226
Promissory notes payable, net of discount	364,286
Accrued interest payable	35,000

TOTAL CURRENT LIABILITIES	500,512

Stockholders’ Deficit:
Preferred Stock, 100,000,000 shares authorized,	-- --
$.001 par valve, no shares have been issued
or outstanding at December 31, 2004

Common Stock, 200,000,000 shares authorized,	5,700
$.001 par valve, 5,708,875 issued,
5,700,044 outstanding at December 31, 2004

Capital in excess of par value	25,891,130
Accumulated deficit	(26,397,227)

Total Stockholders’ Deficit	(500,397)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$115

See accompanying Notes to the Consolidated Financial Statements

SOMERSET INTERNATIONAL GROUP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003

Sales, Net	$1,000	$--

Cost of Goods Sold	--	--

Gross Profit	1,000	--

Administrative and General
Expenses	1,163,475	17,545

Loss From Operations	(1,162,475)	(17,545)

Other Income (Expense):

Interest Expense	(36,517)	--

Amortization of Debt Discount	(22,786)	--

Gain on debt recovery	--	16,532
Interest income	--	81

Total Other Income (Expense), Net	(59,303)	16,613

Loss Before Provision for Income Taxes	(1,221,778)	(932)

Provision for Income Taxes	--	--

Net Loss	$(1,221,778)	$(932)

Basic Loss Per Share	$(.37)	$(.00)

Weighted Average Number of
Common Shares	3,275,817	988,497

See accompanying Notes to the Consolidated Financial Statements

SOMERSET INTERNATIONAL GROUP INC. AND SUBSIDIARY

STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

	PREFERRED STOCK		COMMON STOCK		CLASS A-COMMON STOCK
	SHARES	PAR VALUE	SHARES	PAR VALUE	SHARES

Balance at December 31, 2002	1,000,000	$10,000	417,113	$417	12,000,000

Net Loss	--	--	--	--	--

Balance at December 31, 2003	1,000,000	10,000	417,113	417	12,000,000

Net Loss	--	--	--	--	--

Conversion of Preferred Stock	(1,000,000)	(10,000)	47,619	48	--

Conversion of Class A Common Stock	--	--	571,429	571	(12,000,000)

Issuance of Common Stock for deferred	--	--	200,000	200
debt discount

Issuance of Common Stock	--	--	4,063,884	4,064	--
for consulting

Issuance of Common Stock	--	--	400,000	400	--
for compensation

Payment to prior majority owner	--	--	--	--	--

Issuance of Common Stock for deferred
Debt discount	--	--	--	--	--

Balance at December 31, 2004	--	$--	5,700,044	$5,700	--

	CLASS A-COMMON STOCK PAR VALUE	CAPITAL IN EXCESS OF PAR	ACCUMULATED DEFICIT	TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)

Balance at December 31, 2002	$42,000	$25,001,330	$(25,049,517)	$4,230

Net Loss	--	--	(932)	(932)

Balance at December 31, 2003	42,000	25,001,330	(25,050,449)	3,298

Net Loss	--	--	(1,221,778)	(1,221,778)

Conversion of Preferred Stock	--	9,952	--	--

Conversion of Class A Common Stock	(42,000)	41,429	--	--

Issuance of Common Stock for deferred
debt discount	--	29,800	--	30,000

Issuance of Common Stock	--	605,519	--	609,583
for consulting

Issuance of Common Stock	--	199,600	--	200,000
for compensation

Payment to prior majority owner	--	--	(125,000)	(125,000)

Issuance of Common Stock for deferred
Debt discount	--	3,500	--	3,500

Balance at December 31, 2004	$--	$25,891,130	$(26,397,227)	$(500,397)

See accompanying Notes to the Consolidated Financial Statements

SOMERSET INTERNATIONAL GROUP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003

Cash Flows From Operating Activities:

Net Loss	$(1,221,778)	$(932)

Adjustments to reconcile net loss to
net cash used in operating activities:
Gain on debt recovery	--	16,532
Amortization of debt discount	22,786	--
Stock issued for consulting	609,583	--
Stock issued for compensation	200,000	--

Changes in operating assets and liabilities:

Accounts payable and accrued expenses	98,826	(30,484)
Accrued interest payable	35,000	--

Net Cash Used in Operating Activities	(255,583)	(14,884)

Cash Flows From Financing Activities:

Proceeds from issuance of promissory notes	375,000	--

Payment to prior majority owner	(125,000)	--

Net Cash Provided by Financing Activities	250,000	--

Net Decrease in Cash	(5,583)	(14,884)

Cash at the Beginning of the Year	5,698	20,582

Cash at the End of the Year	$115	$5,698

Supplemental Disclosure of Cash Flow Information

Cash Paid for Interest	--	--

Non Cash Investing & Financing Activities:

Common Stock Issued in Connection with
Bridge Financing	$33,500	$--

See accompanying Notes to the Consolidated Financial Statements

SOMERSET INTERNATIONAL GROUP, INC. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies:

A.	Nature of the Business:

Effective December 31, 2001, Somerset International Group, Inc. (formerly known as ORS Automation, Inc.), (the “Company”) ceased conducting operations. The decision to cease operations was made prior to the year end after the Company’s two principal customers, who accounted for substantially all of the Company’s sales, canceled all orders for products in the foreseeable future and based upon the general decline in electronics manufacturing activity. Effective January 1,2002, the Company’s principal activity was to search for opportunities to maximize the value of its tangible and intangible assets.

Effective March 11, 2005, the Company completed an acquisition of an enterprise that provides wireless security products. (Note 10)

B.	Basis of Presentation:

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. This contemplates the realization of assets and the liquidation of liabilities in the normal course of business. Currently, the Company does not have significant cash or other material assets, nor does it have operations or a source of revenue to cover its administrative costs for a period in excess of one year and allow it to continue as a going concern. The Company ceased operations as of December 31, 2001. Management is actively involved in exploring business opportunities which they believe will allow the Company to increase shareholder’s value and allow it to continue as a going concern. However, at this time the Company is fully dependent on its principal shareholders, both with respect to exploring business opportunities and to provide sufficient working capital advances, if required, for the Company to continue in existence. As of March 11, 2005, the Company has acquired a company that provides wireless security products (Note 10). In order to begin operations again, the Company requires additional capital infusions to acquire or develop business opportunities and has subsequently completed a private placement for $504,000 as described in Note 10. Management continues to search out financing opportunities to finance its operations. If management is unsuccessful in this regard, they would seek to sell or dissolve the Company. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Management’s plan to establish a source of revenues sufficient to cover its operating costs is to acquire additional companies to whom the Company will provide consulting and management services for fees sufficient to cover its operating expenses. The additional acquired companies will be subject to customary due diligence, approval by both parties of a Definitive Agreement as well as receipt of audited financial statements and financing. No assurance can be given that these acquisitions will be consummated. If we are unable to obtain financing on reasonable terms, we could be forced to delay or scale back our plans for expansion. In addition, such inability to obtain financing on reasonable terms could have a material adverse effect on our business, operating results, or financial condition.

C.	Concentration of Credit Risk:

The Company maintains its cash in bank deposit accounts at high credit quality financial institutions. The balances, at times, may exceed federally insured limits.

D.	Estimates:

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

E.	Income Taxes:

Deferred income tax assets and liabilities are recognized for the differences between financial and income tax reporting basis of assets and liabilities based on enacted tax rates and laws. The deferred income tax provision or benefit generally reflects the net change in deferred income tax assets and liabilities during the year. The current income tax provision reflects the tax consequences of revenues and expenses currently taxable or deductible on the

Company’s various income tax returns for the year reported. The Company’s only significant deferred tax items are net operating loss carryforwards.

F.	Stock Based Compensation:

Employee compensation services have been determined based on the value of the common stock issued at date of issuance.

SOMERSET INTERNATIONAL GROUP, INC. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

G.	Fair Value of Financial Instruments:

The carrying amounts of cash, accounts payable, accrued expenses, and promissory notes payable approximate fair value because of the short maturity of these items.

H.	Reclassifications:

Certain reclassifications were made to the 2003 financial statements in order to conform to the 2004 financial statement presentation.

I.	Principles of Consolidation:

The consolidated financial statements include the operations of Somerset International, Inc. and its wholly owned subsidiary, SecSys Acquisition, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

Note 2 -	Preferred and Common Stock:

On February 23, 2004, the Company amended its Restated Certificate of Incorporation to provide for the combination of all the issued and outstanding shares of the common stock of the corporation on the basis of one share of common stock for each twenty-one shares of common stock issued and outstanding.

Unless otherwise indicated, all references in the financial statements to the number of shares outstanding and per share amounts of our common stock have been restated to reflect the effect of the stock split for all periods presented. Due to the reverse stock split, $87,167 was moved from common stock to additional paid in capital.

Under the Amendment to the Certificate of Incorporation, the Company has the authority to issue 300,000,000 shares as follows:

Preferred Stock,	$.001 par	100,000,000 shares
Common Stock,	$.001 par	200,000,000 shares

The preferred stock of the Company had a par value of $.001 per share and 1,000,000 shares were authorized issued and outstanding during 2004. These shares were converted to common stock during 2004.

Under the Amended Restated Certificate of Incorporation dated February 24, 2004, the preferred stock of the Company has a par value of $.001 per share and 100,000,000 shares have been authorized to be issued. No shares of preferred stock were issued or outstanding at December 31, 2004.

Under the Amended Restated Certificate of Incorporation dated February 24, 2004, the common stock of the Company has a par value of $.001 per share and 200,000,000 shares have been authorized to be issued. As of December 31, 2004, 5,708,875 shares were issued and 5,700,044 outstanding. The difference between issued and outstanding shares represents shares that have been cancelled pursuant to the Company’s 1991 Plan of Reorganization, as requested by the Bankruptcy Court.

SOMERSET INTERNATIONAL GROUP, INC. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

The Company also had Class A common stock, which had a par value of $.0035 per share and 12,000,000 shares were authorized. During 2004, these shares were converted to Common Stock.

On November 10, 2004, the Company was notified that it had received clearance from the National Association of Securities Dealers (“NASD”) to have its Common Stock quoted on the Over the Counter (“OTC”) Bulletin Board.

Note 3 -	Net Loss Per Share:

The Company has adopted Statement of Financial Accounting Standard No.128, “Earnings Per Share”. Basic earnings per common share are calculated using the weighted average of shares outstanding. Diluted earnings per common share would be computed using the weighted average number of shares outstanding adjusted for the incremental shares attributed to other outstanding options, warrants, etc. to purchase common stock. For the periods ended December 31, 2004 and 2003, the Company has no such potential dilutive Securities; hence, only basic loss per share is presented.

Note 4 -	Related Party Transactions:

On December 31, 2003, J.R.S. Holdings LLC (J.R.S), a principal shareholder in the Company, and Somerset International Group, Inc., a New Jersey Corporation(Somerset - New Jersey) signed a Stock Purchase Agreement whereby J.R.S would sell 526,250 shares of pre-reverse split Common Stock, 12,000,000 shares of pre-reverse split Class A Common Stock and 1,000,000 shares of its then pre-reverse split Series A Preferred Stock of the Company. These shares, after conversion to all Common Stock and reflective of the 21:1 reverse stock split, equated to 644,017 shares, valued at its cost of $125,000. This transaction closed in escrow on January 22, 2004, with the condition to closing that the Company file Form 10KSB for the fiscal year ended December 31, 2003. J.R.S .retained 2,381 Common Shares (after the reverse split), representing .2 percent of the outstanding common shares and Somerset became the controlling shareholder of the Company, owning approximately 60 percent of the outstanding shares of the Company, as the Company filed Form 10KSB and the shares were released from escrow.

On January 17, 2004, Somerset-New Jersey closed a $175,000 bridge financing from one accredited investor pursuant to a Promissory Note with interest payable at twelve (12%) percent per annum. Pursuant to such note, the principal and interest will mature on the earlier of the subsequent financing by the Company or one year from date of issuance. In addition to the repayment of the Note and interest, the investor received a 10% ownership interest in Somerset-New Jersey, which equates to approximately 64,000 shares of the Company’s common stock immediately prior to merger. As a result of this transaction, Somerset-New Jersey recorded a debt discount of $3,500, which is being amortized over the life of the bridge financing agreements.

In April 2004, Somerset-New Jersey converted its Class A Common Stock and Series A Preferred Stock into an equal number of shares of the Company’s Common Stock. The Company then effected a 21 to 1 reverse stock split of all of its common shares.

On June 30, 2004, immediately prior to the merger with the Company, Somerset-New Jersey distributed to its shareholders the 644,017 post reverse split shares acquired in the January 22, 2004 transaction with J.R.S. Holdings LLC described above.

On July 1, 2004, the Company completed the merger with Somerset-New Jersey. Pursuant to the Agreement, the shareholders of Somerset-New Jersey were issued a total of 4,063,884 shares of the Company’s Common Stock which represented the value of services provided during 2004 by Somerset-NJ on behalf of the Company and were valued at $609,583. Somerset-New Jersey has the strategic objective of acquiring profitable and near term profitable private small and medium sized businesses and maximizing the profitability of its acquired entities. In accordance with SFAS No. 141, relating to the financial presentation for certain business combinations, the Company has reported the results for the year ending December 31, 2004 inclusive of the results for Somerset-New Jersey for the six months ending June 30,2004.

SOMERSET INTERNATIONAL GROUP, INC. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

In connection with the bridge financing agreements that occurred during the quarter ended June 30, 2004 (Note 8), the Company issued 200,000 shares of common stock on July 1, 2004 which was valued at $30,000. As a result of this transaction, the Company has recorded a debt discount of $30,000, which is being amortized over the life of the bridge financing agreements.

On September 30, 2004, the Company approved the issuance of 200,000 shares of restricted common stock to Paul Patrizio and 200,000 shares of restricted common stock to John X. Adiletta. These shares are being issued based on the conversion of $100,000 in accrued compensation owed to Paul Patrizio and to John X. Adiletta at the rate of $0.50 per share. Such shares were issued pursuant to an exemption from registration at Section 4(2) of the Securities Act of 1933 and are restricted in accordance with Rule 144 of the Securities Act of 1933.

Note 5 -	Income Taxes:

The reconciliation of income tax expense computed at the U.S. federal statutory rate to the provision for income taxes is as follows for the year ended December 31:

	2004	2003

Tax Benefit at U.S. statutory rate	$(414,000)	$(317)

Non Deductible Expenses	275,000	--

Change in valuation allowance	139,000	317

Provision for income taxes	$--	$--

At December 31, 2004, the Company has federal net operating loss carryforwards of approximately $1,273,000, which are available to offset future federal taxable income. These carryforwards expire between the years 2005 and 2024.Also, at December 31, 2004, the Company’s state net operating loss carryforwards approximated $ 792,000 and expire in 2010 and 2011.

Deferred income taxes are summarized as follows at December 31, 2004:

Deferred tax asset:
Federal net operating loss carryforwards	$432,820
State net operating loss carryforward	59,400
Deferred Compensation	323,800

SOMERSET INTERNATIONAL GROUP, INC. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

Valuation allowance	$(816,020)

Net deferred tax asset	==

During the year ended December 31, 2004, the Company’s valuation allowance increased by $ 415,140 due to the additional federal and state net operating loss carryforwards along with deferred compensation. As seen in the above table, any future tax benefit which may result from utilization of these net operating loss carryforwards has been fully reserved for.

Future expiration of net operating loss carryforwards for the periods ending after December 31, 2004 are as follows:

Year	Federal	Year	State

2005	$435,836	2010	$343,899
2009	29,411	2011	38,231
2010	16,059	2011	932
2021	343,899	2011	407,991
2022	38,471		--
2023	932		--
2024	407,991		--
Total	$1,272,599		$791,053

The aforementioned losses are subject to limitations due to changes in controlling ownership in accordance with relevant provisions of the Internal Revenue Code.

Note 6 -	Recent Accounting Pronouncements

In November 2002, the FASB issued FASB Interpretation, “FIN,” No.45,”Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others.” FIN No. 45 addresses the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. Under FIN No. 45 recognition and initial measurement provisions are applicable on a prospective basis to guarantees issued or modified after December 31, 2002,irrespective of the guarantor’s fiscal year end. The adoption of FIN No.45 did not have a significant impact on the Company’s financial position or results or operations.

SOMERSET INTERNATIONAL GROUP, INC. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

In December 2003, the FASB revised FASB Interpretation “FIN” No. 46R,”Consolidation of Variable Interest Entities”, originally issued in January2003. FIN 46R clarifies the application of Accounting Research Bulletin No. 51,”Consolidated Financial Statements,” to certain entities in which certain equity investments do not have the characteristics of controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional financial support from other parties. FIN 46R applies immediately to variable interest entities (VIE’s) created after December 31,2003, and to VIE’s in which an enterprise obtains an interest after that date. It applies in the first reporting period ending after December 15, 2004, to VIE’s in which an enterprise holds a variable interest. The adoption of FIN 46Rdid not have a material impact on the Company’s financial position, liquidity, or results of operations.

In December 2004, the FASB revised FASB Statement No. 123, Accounting for Stock-Based Compensation. This Statement supersedes APB Opinion No. 25,Accounting for Stock Issued to Employees, and its related implementation guidance. This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This Statement does not change the accounting guidance for share-based payment transactions with parties other than employees provided in Statement 123 as originally issued and EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” It applies in the first reporting period ending after December 15, 2005. The adoption of Statement No. 123(revised 2004) is not expected to have a material impact on the Company’s financial position, liquidity, or results of operations.

Note 7 -	Promissory Notes Payable

On January 17, 2004, Somerset-New Jersey closed a $175,000 bridge financing from one accredited investor pursuant to a Promissory Note with interest payable at twelve (12%) percent per annum. Pursuant to such note, the principal and interest will mature on the earlier of the subsequent financing by the Company or one year from date of issuance. In addition to the repayment of the Note and interest, the investor received a 10% ownership interest in Somerset-New Jersey. As a result of this transaction, Somerset-New Jersey recorded a debt discount of$3,500, which is being amortized over the life of the bridge financing agreements. This Note was extended to July 31, 2005.

SOMERSET INTERNATIONAL GROUP, INC. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

On April 29, 2004, the Company closed a $100,000 bridge financing from one accredited investor pursuant to a Promissory Note with interest payable at twelve (12%) percent per annum. Pursuant to such note, the principal and interest will mature on the earlier of the subsequent financing by the Company or one year from date of issuance, with a minimum of 90 days of interest to be paid. In addition to the repayment of the Note and interest, the investor received 100,000 shares of the Company’s Common Stock. This stock was valued at$15,000. As a result of this transaction, the Company has recorded a Debt Discount of $15,000, which is being amortized over the life of the Promissory Note Payable, which is one year. The Company has agreed to register the Common Stock with the Securities and Exchange Commission the later of June 30, 2004 or one hundred and eighty (180) days from closing of the first acquisition, which is September 10, 2005. This stock was issued on July 1, 2004.

On June 25, 2004, the Company closed a $100,000 bridge financing from one accredited investor pursuant to a Promissory Note with interest payable at twelve (12%) percent per annum. Pursuant to such note, the principal and interest will mature on the earlier of the subsequent financing by the Company or one year from date of issuance, with a minimum of 90 days of interest to be paid. In addition to the repayment of the Note and interest, the investor received 100,000 shares of the Company’s Common Stock. This stock was valued at$15,000. As a result of this transaction, the Company has recorded a Debt Discount of $15,000, which is being amortized over the life of the Promissory Note Payable, which is one year. The Company has agreed to register the Common Stock with the Securities and Exchange Commission the later of June 30, 2004 or one hundred and eighty (180) days from closing of the first acquisition, which is September 10, 2005. This stock was issued on July 1, 2004.

Current Debt at December 31, 2004

Jan 2004 Note -	$ 175,000
Apr 2004 Note -	96,786
Jun 2004 Note -	92,500
Total -	$364,286

Note 8 -	Acquisition Agreement

On June 15, 2004, the Company, through a newly created wholly owned subsidiary, which owned no assets as of June 30, 2004, entered into an Agreement and Plan of Merger with a New Jersey Corporation which provides wireless security products and services. The closing was subject to a financing of five hundred thousand dollars ($500,000) to provide working capital to the merged company. In addition, the Company was to issue three million dollars ($3,000,000) of Redeemable Convertible Preferred Stock to the shareholders of the wireless company and assume five hundred five thousand dollars ($505,000) of existing indebtedness. (Note 10)

Note 9 -	Commitments

The Company has entered into employment agreements with two officers that became effective January 6, 2004. The employment agreements have a term of five years. In the event of termination of employment without cause, the agreement provides that the Company shall pay severance equaling the greater of the balance of the term of the agreement or one year’s salary, The officers have signed an additional agreement, in which they have agreed to waive any claims for payment of salary and auto, mobile phone, and medical benefits provided for in their employee agreements. The additional agreement is for the period of October 1, 2004 though March 31, 2005.

Effective March 10, 2005, one agreement was terminated by the resignation of one of the officers. (Note 10)

Note 10 -	Subsequent Events

Officer Resignation:

On March 10, 2005, an officer and director resigned from the Company. This officer has also agreed to return 1,289,848 of previously issued common stock.

SOMERSET INTERNATIONAL GROUP, INC. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

Private Placement Financing:

On March 11, 2005, a private placement to accredited investors was completed in the amount of five hundred thousand four dollars ($504,000). These investors received Convertible Secured Promissory Notes in the amount of $504,000 and issued 504,000 shares of the Company’s common stock. The funds raised were used to complete the acquisition described as follows:

Closing of Business Acquisition:

The financing for the acquisition of the wireless security products and services company was completed on March 11, 2005 and the transaction was closed on March 11, 2005.

The unaudited Assets, Liabilities, and Sales for the purchased company approximated the following for the year ended December 31, 2004:

Assets	$1,000,000
Liabilities	$1,000,000
Sales	$2,000,000

SOMERSET INTERNATIONAL GROUP, INC.

11,496,738 Shares of Common Stock

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24.	INDEMNIFICATION OF DIRECTORS AND OFFICERS II-1

Section of the Delaware Statutes provides for the indemnification of officers, directors, employees, and agents. A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee	$270.63
Federal Taxes	$0
State Taxes and Fees	$0
Transfer Agent Fees	$0
Accounting fees and expenses	$10,000
Legal fees and expenses	$30,000

Blue Sky fees and expenses	$1,000
Miscellaneous	$0
Total	$41,270.63

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 26.	RECENT SALES OF UNREGISTERED SECURITIES

On July 1, 2004, we completed a merger with Somerset-NJ. Pursuant to the Agreement, the shareholders of Somerset-NJ were issued a total of 4,063,884 shares of our common stock in the following manner:

Amount of shares received
George & Mary Lou Berry	406,388
John X. Adiletta	1,800,000
Paul Patrizio	1,800,000
William McClure	57,495

These shares of common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, the size of the offering, and the manner of the offering. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market, and therefore not be part of a “public offering.” Based on an analysis of the above factors, we met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

On July 1, 2004, we issued 100,000 shares to Richard R. Stella and 100,000 shares to Roy Harry pursuant to Convertible Promissory Notes. In addition to the repayment of the principal and interest, in consideration for the promissory note, Mr. Stella and Mr. Harry each received the 100,000 shares of our common stock. These shares of common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, the size of the offering, and the manner of the offering. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market, and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

On October 4, 2004, we issued 200,000 shares of restricted common stock to Paul Patrizio and 200,000 shares of restricted common stock to John X. Adiletta. These shares were issued based on the conversion of $100,000 in accrued compensation owed to both Paul Patrizio and John X. Adiletta at the rate of $0.50 per share. Such shares were issued pursuant to an exemption from registration at Section 4(2) of the Securities Act of 1933 and are restricted in accordance with Rule 144 of the Securities Act of 1933. These shares of common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, the size of the offering, and the manner of the offering. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market, and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

On March 11, 2005, a private placement to accredited investors was completed in the amount of five hundred thousand four dollars ($504,000). These investors received six month Convertible Secured Promissory Notes in the amount of $504,000 and 504,000 shares of our common stock was issued to these shareholders as set forth below. These shares of common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, the size of the offering, and the manner of the offering. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market, and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have has met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

Amount of Shares of Common Stock Acquired

Randa Globerman	10,000
Walter L. & Gail B. Harris	10,000
Real Path, Inc.	20,000

Raymond Rappleyea and Richard Rappleyea	50,000
Monte Engler and Joan Mannion	50,000
Joshua Emanuel	50,000
Alan R. Cohen	54,000
Ida Roos Wooldridge	100,000
William F. Farley	150,000

On March 11, 2005, in consideration for the acquisition of all of the outstanding shares of Secure, we issued a total of 3,000,004 shares of our Series A Convertible Preferred Stock to the shareholders of Secure. These shares were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933. These shares of common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, the size of the offering, and the manner of the offering. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market, and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

On April 6, 2005, we approved the issuance of 60,000 shares of restricted common stock to Anslow & Jaclin, LLP for legal services rendered and 2,500 shares of restricted common stock to Woodland Group, Inc. for services rendered. Such shares were issued pursuant to an exemption from registration at Section 4(2) of the Securities Act of 1933 and are restricted in accordance with Rule 144 of the Securities Act of 1933. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, the size of the offering, and the manner of the offering. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market, and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

On April 6, 2005, we received $20,000 from Hudson Valley Capital Management as part of our private placement to accredited investors. Hudson Valley received a six month Convertible Secured Promissory Note in the amount of $20,000 and 20,000 shares of our common stock was issued to these shareholders as set forth below. These shares of common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, the size of the offering, and the manner of the offering. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, this investor had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market, and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have has met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

On June 30, 2005, we approved the issuance of 125,000 shares of restricted common stock to the Richard M. Lilly Revocable Trust for a $25,000 investment made pursuant to a Stock Purchase Agreement with us dated June 14, 2005. Such shares were issued pursuant to an exemption from registration at Section 4(2) of the Securities Act of 1933 and are restricted in accordance with Rule 144 of the Securities Act of 1933. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, the size of the offering, and the manner of the offering. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market, and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

On August 19, 2005, we approved the issuance of 125,000 shares of restricted common stock to Thomas Fellig for a $25,000 investment made pursuant to a Stock Purchase Agreement with us. Such shares were issued pursuant to an exemption from registration at Section 4(2) of the Securities Act of 1933 and are restricted in accordance with Rule 144 of the Securities Act of 1933. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, the size of the offering, and the manner of the offering. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, this investor had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market, and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

We approved the issuance of 1,250 shares of restricted common stock to the Peter Renzulli Family Trust for services rendered. Such shares were issued pursuant to an exemption from registration at Section 4(2) of the Securities Act of 1933 and are restricted in accordance with Rule 144 of the Securities Act of 1933. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, the size of the offering, and the manner of the offering. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, this investor had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market, and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

On October 25, 2005, we approved the issuance of 75,000 shares of restricted common stock to the Richard M. Lilly Revocable Trust for a $15,000 investment made pursuant to a Stock Purchase Agreement with us dated October 25, 2005. Such shares were issued pursuant to an exemption from registration at Section 4(2) of the Securities Act of 1933 and are restricted in accordance with Rule 144 of the Securities Act of 1933. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, the size of the offering, and the manner of the offering. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the investor had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market, and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

On October 26, 2005, we approved the issuance of 12,623 shares of restricted common stock to the Richard Lappin based on the conversion of his 12,623 shares of Series A Redeemable Convertible Preferred Stock. Such shares were issued pursuant to an exemption from registration at Section 4(2) of the Securities Act of 1933 and are restricted in accordance with Rule 144 of the Securities Act of 1933. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, the size of the offering, and the manner of the offering. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, this investor had the necessary investment intent as required by Section 4(2) since he agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market, and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

ITEM 27.	EXHIBITS.

EXHIBIT

NUMBER	DESCRIPTION
3.1	Articles of Incorporation*
3.2	By-Laws *
5.1	Opinion of Anslow & Jaclin, LLP
10.1	Stock Purchase Agreement between J.R.S. Holdings LLC and Somerset-NJ dated December 31, 2003
10.2	Agreement and Plan of Merger with Somerset-NJ, dated February 27, 2004
10.3	Agreement and Plan of Merger with Secure Systems, Inc., dated July 7, 2004
10.4	Certificate of Designation of our Series A Redeemable Convertible Preferred Stock
10.5	Employment Agreement with John X. Adiletta
21	Subsidiaries*
23.1	Consent of WithumSmith+Brown, P.C.
23.2	Consent of Counsel, as in Exhibit 5.1

* As filed as exhibits to the original SB-2 Registration Statement filed with the SEC on September 12, 2005.

ITEM 28.	UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(C)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Bedminster, State of New Jersey on October 31, 2005.

By: /s/ John X. Adiletta
JOHN X. ADILETTA
President, Chief Executive Officer,
Chief Financial Officer and
Chairman of the Board of Directors

POWER OF ATTORNEY

ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints John Adiletta, true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof. In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

By:/s/	John x. Adiletta	President, Chief Executive Officer,
	John X. Adiletta	Chief Financial Officer and
Chairman of the Board of Directors

Dated: October 31, 2005